Filed Pursuant to Rule 424(b)(3)
Registration Number 333-174058

PROSPECTUS

HEADWATERS INCORPORATED

OFFER TO EXCHANGE

$400,000,000 aggregate principal amount of 7 5/8% Senior Secured Notes due 2019 of Headwaters Incorporated, which have been registered under the Securities Act of 1933, for any and all outstanding 7 5/8% Senior Secured Notes due 2019 of Headwaters Incorporated.

We are offering to exchange Headwaters Incorporated’s 7 5/88% Senior Secured Notes due 2019 which have been registered under the Securities Act of 1933, or the “exchange notes,” for Headwaters Incorporated’s currently outstanding 7 5/8% Senior Secured Notes due 2019, or the “outstanding notes.” The exchange notes and the outstanding notes are both guaranteed by all of Headwaters Incorporated’s wholly-owned domestic subsidiaries. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and will be issued under the same indenture.

We will exchange an equal principal amount of exchange notes for all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires. The exchange offer expires at 5:00 p.m., New York City time, on June 23, 2011, unless extended. We do not currently intend to extend the exchange offer.

You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes.

Neither Headwaters Incorporated nor any of its subsidiaries will receive any proceeds from the exchange offer.

We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder, which is referred to collectively as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending one hundred and eighty days after such date, this prospectus will be made available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The material risks involved in investing in the exchange notes are described in the “Risk Factors” section starting on page 13 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 25, 2011

You should rely on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are offering to exchange the original notes for the exchange notes only in places where the exchange offer is permitted. You should not assume that any information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

I

ABOUT THIS PROSPECTUS

In this prospectus, the term “Headwaters,” “us,” or the “Company” refers to Headwaters Incorporated and our subsidiaries, unless we indicate otherwise or the context otherwise requires. “Outstanding notes” refers to the $400,000,000 aggregate principal amount of Headwaters Incorporated’s 7 5/8% Senior Secured Notes due 2019 originally issued on March 11, 2011. “Exchange notes” refers to Headwaters Incorporated’s 7 5/8% Senior Secured Notes due 2019, offered pursuant to this prospectus. The outstanding notes and the exchange notes are sometimes referred to collectively as the “notes.”

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, in connection with any offer made by this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

Neither the delivery of this prospectus nor any sale or exchange made hereunder or thereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to its date. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. The business, financial condition, results of operations and prospects of Headwaters may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that Headwaters filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act. The registration statement covers the exchange notes being offered and Headwaters’ wholly-owned domestic subsidiaries’ guarantees of the exchange notes and encompasses all amendments, exhibits, annexes, and schedules to the registration statement. This prospectus does not contain all the information in the exchange offer registration statement. For further information about Headwaters and the exchange offer, reference is made to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. For a more complete understanding and description of each such contract, or other document, you should read the full text of these documents. We have filed these documents as exhibits to our registration statement.

We file periodic reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Mail Stop 2736, Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Headwaters Incorporated is a Delaware corporation. Our principal executive offices are located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095 and our telephone number at that address is (801) 984-9400. You may find additional information about us and our subsidiaries on our website at http://www.headwaters.com. The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with your investment decision to exchange outstanding notes for exchange notes.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, filed with the SEC on November 19, 2010;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011, filed with the SEC on February 2, 2011 and May 9, 2011, respectively;

•

Our Current Reports on Form 8-K filed with the SEC on March 2, 2011 (excluding the information and Exhibits furnished on Item 7.01 thereof, which shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act, except as shall be expressly set forth by specific reference in such a filing), and November 24, 2010, December 10, 2010, December 14, 2010, January 10, 2011, February 16, 2011, February 22, 2011, February 25, 2011, March 9, 2011, March 11, 2011, March 14, 2011, March 18, 2011 and May 2, 2011;

•	The description of our common stock contained in our amended Annual Report on Form 10-K/A, filed with the SEC on April 24, 1996.

We are also incorporating by reference the documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than reports or portions thereof furnished under Item 2.02 or 7.01 on Form 8-K and not specifically incorporated by reference, between the date of this prospectus and termination of the exchange offer.

FORWARD-LOOKING STATEMENTS

In addition to historical information, certain statements contained in this prospectus are forward-looking statements within the meaning of federal securities laws and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include our expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about our businesses. Such statements that are not purely historical by nature, including those statements regarding our future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. The safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to the statements made in connection with the offer to exchange the outstanding notes pursuant to the prospectus. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in “Risk Factors” and our SEC periodic filings. You should not place undue reliance on forward-looking statements, which speak only as of the date made. All subsequent written or oral forward-looking statements attributable to us or any person acting on behalf of us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except for our obligations under the Securities Exchange Act of 1934 to disclose any material changes in the information previously disclosed to holders, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and therefore is not complete and does not contain all the information that you should consider before investing in the exchange notes. You should read this entire document carefully, including the information under the heading “Risk Factors” and the information and the financial statements and related notes included elsewhere or incorporated by reference in this prospectus, before making an investment decision. In this prospectus, the terms “Headwaters,” “we,” “us” and “our” refer to Headwaters Incorporated and our subsidiaries, unless we indicate otherwise or the context otherwise requires.

Our Company

Headwaters is a diversified company providing products, technologies and services to the building products, construction materials and energy industries. We have leadership positions in many of the product categories in which we compete. We generate revenue by selling building products such as manufactured architectural stone, siding accessory products and concrete blocks; managing and marketing coal combustion products (“CCPs”), which are used as a replacement for cement in concrete; and reclaiming waste coal. We intend to continue expanding our business through growth of existing operations and commercialization of new technologies and products.

We conduct our business primarily through the following three reporting segments: light building products; heavy construction materials; and energy technology.

Light Building Products

We compete in the light building products industry, which is currently our largest reporting segment based on revenue. Our light building products segment generated approximately $315.4 million in revenue for the twelve months ended December 31, 2010. Our light building products segment has leading positions in several light building products categories.

We are a leading designer, manufacturer and marketer of siding accessories as well as professional tools used in residential home improvement and construction. Our siding accessories include decorative window shutters, gable vents, and mounting blocks for exterior fixtures, roof ventilation, window and door trim products. We also market functional shutters and storm protection systems, specialty siding products, specialty roofing products, trim board and window wells. Our siding accessory sales are primarily driven by the residential repair and remodeling construction market and, to a lesser extent, by the new residential construction market.

We are a leading producer of manufactured architectural stone. Our Eldorado Stone product line is designed and manufactured to be one of the most realistic manufactured architectural stone products in the world. We utilize two additional brands to segment the manufactured architectural stone market and sell at lower price points than the Eldorado Stone product line, allowing us to compete across a broad spectrum of customer profiles. Eldorado Stone’s sales are driven by new residential construction and residential repair and remodeling, as well as commercial construction markets.

We are the largest manufacturer of concrete block in the Texas market, which we believe to be one of the largest concrete block markets in the United States. We offer a variety of concrete based masonry unit products and employ a regional branding and distribution strategy. A large portion of our sales are generated from the institutional construction markets in Texas, including school construction, allowing us to benefit from positive demographic trends.

We have a large customer base for our building products, represented by approximately 5,200 non-retail ship-to locations and approximately 6,100 retail ship-to locations across the country. Sales are broadly diversified by serving a large variety of customers in various distribution channels. We believe we attract a large base of customers because we continually upgrade our product offerings through product extensions and new products and brands.

Heavy Construction Materials

We compete in the heavy construction materials industry and generated approximately $265.6 million in revenue for the twelve months ended December 31, 2010. We are the national leader in the management and marketing of CCPs, procuring CCPs from coal-fueled electric generating utilities and supplying them to our customers for use in a variety of concrete infrastructure and building projects. CCPs, such as fly ash and bottom ash, are the non-carbon components of coal that remain after coal is burned. CCPs have traditionally been an environmental and economic burden for power generators but can be a source of value when properly managed.

Fly ash is most valuable when it is used as a replacement for a portion of the portland cement used in concrete. Concrete made with fly ash has better performance characteristics than concrete made only from portland cement, including improved durability, decreased permeability and enhanced corrosion-resistance. Further, concrete made with CCPs is easier to work with than concrete made only with portland cement, due in part to its better pumping and forming properties. Because fly ash is generally less expensive per ton than portland cement, the manufacturing cost of concrete made using fly ash as a partial replacement for portland cement can be lower than the manufacturing cost of concrete made exclusively with portland cement.

In order to ensure a steady and reliable supply of CCPs, we have entered into numerous long-term and exclusive management contracts with coal-fueled electric generating utilities, maintain 22 stand-alone CCP distribution terminals across North America and support approximately 100 plant-site supply facilities. We own or lease approximately 1,100 rail cars and more than 175 trucks, in addition to contracting with other carriers in order to meet transportation needs for the marketing and disposal of CCPs. Our extensive distribution network allows us to transport CCPs across the nation, including into states that represent important construction markets but that have a low production of CCPs.

Our heavy construction materials business has grown with the expanded commercial use of CCPs and continues to support market recognition of the performance, economic and environmental benefits of CCPs. According to American Coal Ash Association 2009 estimates, coal ash replaced over 17% of the portland cement consumed in the United States.

In June 2010, the EPA proposed two alternative rules to regulate CCPs generated by electric utilities and independent power producers. One proposed option would classify CCPs disposed of in surface impoundments or landfills as “special wastes” subject to federal waste regulation under Subtitle C of the Resource Conservation and Recovery Act (“RCRA”). The second proposed option would instead regulate CCPs as solid waste under Subtitle D of RCRA, with states retaining the lead authority on regulating their handling, storage and disposal. The EPA has conducted multiple hearings on the proposed regulations and has received over 400,000 comments. No formal timeline has been established for the promulgation of a final regulatory proposal.

Energy Technology

We are a leader in coal cleaning and coal upgrading, and have other technologies that enhance the value of coal and oil feedstocks. Our energy technology business generated approximately $88.8 million in revenue for the twelve months ended December 31, 2010. We own and operate coal cleaning facilities that separate ash from waste coal to provide a refined coal product that is higher in Btu value and lower in impurities than the feedstock coal. The cleaned coal is sold primarily to electric power plants and other industrial users, but approximately 25% of our production meets metallurgical coal standards and is sold to steel companies. This clean coal technology allows mining companies to reclaim waste coal sites and return them to a state of beneficial use. By December 2008, we had completed construction and operation of eleven coal cleaning facilities, eight of which are currently operating.

These facilities produce coal that results in reduced sulfur oxides, nitrogen oxides and mercury emissions from waste coal, greatly increasing its cleanliness and usability. The cleaned coal product is comparable in energy content and ash to run-of-mine coal products. We believe that our sales of cleaned coal products sold into the steam market will continue to generate refined coal tax credits under Section 45 of the Internal Revenue Code (“Section 45”). While our coal cleaning business incurred an operating loss in fiscal 2010, it generated positive cash flow of $1.2 million, including adjustments for Section 45 tax credits.

Our energy technology segment has also developed and licensed a proprietary technology that improves catalytic heavy oil hydrocracking, or upgrading, in petroleum refineries with ebullated bed upgrading units. This HCAT® hydrocracking technology enables those refineries to operate at a higher level of residue conversion, or to utilize lower-cost opportunity crude feedstocks, for the production of distillate transportation fuels such as diesel and gasoline. The first full-time customer of Headwaters’ HCAT technology is Neste Oil, who conducted long-term trials in 2010 and now utilizes the process on an ongoing basis at their Porvoo Refinery in Finland. The combination of the HCAT molecular-scale liquid catalyst additive with conventional, solid, ebullated bed catalysts has been proven at Neste’s refinery and in other commercial plant trials as well as in pilot plant studies. HCAT improves the performance of existing ebullated bed upgrading units by not only making higher residue conversion possible, but also higher throughput, while simultaneously reducing sediment and improving byproduct fuel oil qualities. We have received inquiries and are developing proposals for several of the currently-operating ebullated bed units in North America, Europe, Middle East and Asia, and expect to have HCAT considered for inclusion in most if not all of the new ebullated bed projects currently in development.

In addition, we are also involved in production of ethanol and technology and licensing development for liquefaction of coal into liquid fuels.

Headwaters was incorporated in Delaware in 1995. Our stock trades under the New York Stock Exchange symbol “HW.”

Summary of the Exchange Offer

The following is a brief summary of terms of the exchange offer covered by this prospectus. For a more complete description of the exchange offer, see “The Exchange Offer.”

Initial Offering of Outstanding Notes	On March 11, 2011, we issued $400,000,000 aggregate principal amount of 7 5/8% Senior Secured Notes due 2019 to the initial purchasers in a private offering. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. persons within the meaning of Regulation S under the Securities Act.

Registration Rights Agreement	Simultaneously with the initial sale of the outstanding notes, Headwaters, the guarantors and the initial purchasers entered into a registration rights agreement for the exchange offer. The registration rights agreement requires, among other things, that Headwaters use commercially reasonable efforts to complete a registered exchange offer for the outstanding notes or cause to become effective a shelf registration statement for resales of the outstanding notes. The exchange offer is intended to satisfy the obligations under the registration rights agreement.

The Exchange Offer	Pursuant to the registration rights agreement, Headwaters is offering to exchange $1,000 principal amount of its 7 5/8% Senior Secured Notes due 2019, which have been registered under the Securities Act, for each $1,000 principal amount of its currently outstanding 7 5/8% Senior Secured Notes due 2019 which were offered without registration under the Securities Act in the initial offer. Both the exchange notes offered by this prospectus and the outstanding notes are guaranteed by the wholly-owned domestic subsidiaries of Headwaters.

Mechanics of the Exchange Offer	Headwaters will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 23, 2011. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. Exchange notes will be issued only in integral multiples of $2,000 and any integral multiple of $1,000 in excess thereof. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

• the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer; and

• the exchange notes bear a different CUSIP number than the outstanding notes.

Resales	Based on interpretations of the staff of the SEC, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are not a broker-dealer tendering notes acquired directly from us;

• you acquire the exchange notes in the ordinary course of your business;

•       you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. Headwaters will not assume and will not indemnify you against any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 23, 2011, unless extended. Headwaters does not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, including that it does not violate any applicable law or SEC staff interpretation.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus. See “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

By executing the letter of transmittal, you will represent to Headwaters that, among other things:

• you, or the person or entity receiving the related exchange notes, are acquiring the exchange notes in the ordinary course of business;

•       neither you nor any person or entity receiving the related exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

• neither you nor any person or entity receiving the related exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

• neither you nor any person or entity receiving the related exchange notes is an “affiliate” of Headwaters, as defined in Rule 405 under the Securities Act;

•       if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for outstanding notes acquired as the result of market making activities or other trading activities and that you will deliver a prospectus in connection with any resale of the exchange notes; and

• you are not acting on behalf of any person or entity that could not truthfully make these statements.

Alternatively, you may tender your outstanding notes by following the procedures for book-entry delivery or by complying with the guaranteed delivery procedures each described in this prospectus. See “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Effect of Not Tendering	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the Securities Act, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration.

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Right	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date by complying with the withdrawal procedures described in this prospectus. See “The Exchange Offer—Withdrawal of Tenders.”

Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss as a result of exchanging outstanding notes for exchange notes and you will have the same tax basis and holding period in the exchange notes as you had in the outstanding notes immediately before the exchange. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	Headwaters will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. See “Use of Proceeds.”

Dissenters’ Rights	Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Exchange Agent	Wilmington Trust FSB, a federal savings bank.

Terms of the Exchange Notes

The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer	Headwaters Incorporated.

Notes Offered	$400,000,000 aggregate principal amount of 7 5/8% senior secured notes due 2019.

Maturity Date	April 1, 2019.

Interest Payment Dates	April 1 and October 1 of each year, commencing October 1, 2011.

Guarantees	The exchange notes initially will be guaranteed, jointly and severally, by all of our wholly-owned domestic subsidiaries. See “Description of the Exchange Notes—Note Guarantees.”

Collateral

The exchange notes and the guarantees will be secured by:

(i) a first-priority lien on substantially all of our and our guarantors’ present and future assets located in the United States (other than the ABL Collateral (as defined below) in which the notes and the guarantees will have a second-priority lien and other excluded assets) including equipment, owned real property valued at $1 million or more and all present and future shares of capital stock or other equity interests of each of our and each guarantor’s directly owned domestic subsidiaries and 65% of the present and future shares of capital stock or other equity interests, of each of our and each guarantor’s directly owned foreign restricted subsidiaries, in each case subject to certain exceptions and customary permitted liens (such assets, the “Notes Collateral”), and

(ii) a second-priority lien on all of our guarantors’ present and future assets that secure our obligations under the ABL Revolver, including receivables and inventory and related general intangibles, certain other related assets and proceeds thereof (such assets, the “ABL Collateral”). We refer to the Notes Collateral and the ABL Collateral together as the “Collateral.” This second-priority lien will be subject to a first-priority lien securing the ABL Revolver and other customary liens permitted under such facility, until such facility and obligations are paid in full. See “Description of the Exchange Notes—Security for the Notes.”

No appraisal of the value of the Collateral has been made in connection with the exchange offer, and the value of Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. The liens on the Collateral may be released without the consent of the holders of exchange notes if Collateral is disposed of in a transaction that complies with the indenture and security documents, including in accordance with the provisions of an intercreditor agreement to be entered into relating to the Collateral securing the ABL Revolver on a first-priority basis. In the event of a liquidation of the Collateral, the proceeds may not be sufficient to satisfy the obligations under the exchange notes.

Ranking	The exchange notes and guarantees will constitute senior secured debt of the issuer and the guarantors. They will rank:

•       equally in right of payment with all of the issuer’s and the guarantors’ existing and future senior debt including, with respect to the issuer and the guarantors party to the ABL Revolver, amounts outstanding under the ABL Revolver;

• senior in right of payment to all of the issuer’s and the guarantors’ existing and future subordinated debt, including our existing convertible senior subordinated notes;

•       effectively subordinated in right of payment to all of the issuer’s and the guarantors’ indebtedness and obligations that are secured by first-priority liens under the ABL Revolver to the extent of the value of the ABL Collateral;

• effectively senior to the issuer’s and the guarantors’ obligations under the ABL Revolver, to the extent of the value of the Notes Collateral; and

•       structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Intercreditor Agreement	The trustee and the collateral agent under the indenture governing the exchange notes and the administrative agent and collateral agent under the ABL Revolver have entered into an intercreditor agreement as to the relative priorities of their respective security interests in the Collateral and certain other matters relating to the administration of security interests. The terms of the intercreditor agreement are set forth under “Description of the Exchange Notes—Security for the Notes—Intercreditor Agreement.”

Optional Redemption	Prior to April 1, 2015, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under “Description of the Exchange Notes—Optional Redemption.”

Additionally, during any 12-month period prior to April 1, 2014, we may redeem up to 10% of the aggregate principal amount of the notes at a redemption price equal to 103% of the principal amount thereof plus accrued and unpaid interest, if any.

On and after April 1, 2015, we may redeem the notes, in whole or in part, at the redemption prices listed under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Optional Redemption After Equity Offering	At any time (which may be more than once) before April 1, 2014, we may redeem up to 35% of the aggregate principal amount of notes issued with the net proceeds that we raise in one or more equity offerings, as long as:

• we pay 107.625% of the face amount of the notes, plus accrued interest to the date of redemption;

• we redeem the notes within 90 days of completing the equity offering; and

• at least 65% of the aggregate principal amount of notes issued remains outstanding afterwards.

Change of Control	If a change of control occurs, we must give holders of the exchange notes the opportunity to sell us their notes at 101% of their face amount, plus accrued and unpaid interest. For more details, you should read “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such asset sales in our business within a period of time, pre-pay senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued and unpaid interest. See “Description of the Exchange Notes—Repurchase at the Option of the Holders—Asset Sales.”

Covenants	The indenture governing the exchange notes will, among other things, limit the issuer’s ability and the ability of their restricted subsidiaries to:

• pay dividends or distributions, repurchase equity, prepay subordinated debt or make certain investments;

• incur additional debt or issue certain disqualified stock and preferred stock;

• incur liens on assets;

• merge or consolidate with another company or sell all or substantially all assets;

• enter into transactions with affiliates; and

• allow to exist certain restrictions on the ability of the guarantors to pay dividends or make other payments to us.

These covenants are subject to important exceptions and qualifications as described under “Description of the Exchange Notes—Certain Covenants.”

No Prior Market	The exchange notes will be new securities for which there is currently no market. Although the initial purchasers informed us in connection with the issuance of the outstanding notes that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Risk Factors	See “Risk Factors” and the other information contained, or incorporated by reference, in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the exchange notes.

For additional information regarding the exchange notes, see the “Description of the Exchange Notes” section of this prospectus.

RISK FACTORS

Your decisions whether or not to participate in the exchange offer and own outstanding notes or exchange notes will involve some degree of risk. You should be aware of, and carefully consider, the following risk factors and the risk factors set forth in Item 1A of our Form 10-K for the fiscal year ended September 30, 2010 incorporated by reference herein (including any updates or amendments to such risk factors following the date of this prospectus) along with all of the other information provided or referred to, or incorporated by reference, in this prospectus, before deciding whether or not to participate in the exchange offer.

If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.

Headwaters will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither Headwaters nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if your tender of outstanding notes is not accepted because you did not tender your outstanding notes properly, then, after consummation of the exchange offer, you will continue to hold outstanding notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be fewer outstanding notes remaining and the market for such outstanding notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged outstanding notes could become more limited than the existing trading market for the outstanding notes and could cease to exist altogether due to the reduction in the amount of the outstanding notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered outstanding notes.

If you are a broker-dealer or participating in a distribution of the exchange notes, you may be required to deliver prospectuses and comply with other requirements.

If you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

You may be unable to sell your exchange notes if a trading market for the exchange notes does not develop.

The exchange notes will be new securities for which there is currently no established trading market, and none may develop. Headwaters does not intend to apply for listing of the exchange notes on any securities exchange or for quotation on any automated dealer quotation system. The liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected. If the exchange notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, the performance and business prospects of Headwaters.

Indebtedness under our ABL Revolver will be effectively senior to the exchange notes to the extent of the value of the ABL Collateral.

Obligations under the ABL Revolver are secured by a first-priority lien on the ABL Collateral. The exchange notes and the related guarantees are secured by a second-priority lien on the ABL Collateral. Any rights to payment and claims by the holders of the exchange notes will, therefore, be effectively junior to any rights to payment or claims by our creditors under the ABL Revolver with respect to distributions of the ABL Collateral. Only when our obligations under the ABL Revolver are satisfied in full will the proceeds of the ABL Collateral be available, subject to other permitted liens, to satisfy obligations under the exchange notes and guarantees. The exchange notes will also be effectively junior in right of payment to any other indebtedness collateralized by a higher-priority lien on our assets, to the extent of the realizable value of such Collateral.

The proceeds from the sale of the Collateral securing the notes may not be sufficient to satisfy all our obligations under the notes.

No appraisal of the value of the Collateral was made in connection with the sale and issuance of the notes, and no such appraisal will be made in connection with the exchange offer, and the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of this Collateral may not be sufficient to pay our obligations under the notes.

To the extent that pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first-priority liens), encumber any of the Collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the Collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the Collateral.

Consequently, liquidating the Collateral securing the notes and the guarantees may not result in proceeds in an amount sufficient to pay off any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the Collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Certain laws and regulations may impose restrictions or limitations on foreclosure.

Our obligations under the exchange notes and the subsidiary guarantors’ obligations under the guarantees are secured only by the Collateral described in this prospectus. The collateral agent’s ability to foreclose on the Collateral on your behalf may be subject to perfection, priority issues, state law requirements and practical problems associated with the realization of the collateral agent’s security interest or lien in the Collateral, including cure rights, foreclosing on the Collateral within the time periods permitted by third parties or prescribed by laws, obtaining third party consents, making additional filings, statutory rights of redemption, and the effect of the order of foreclosure. We cannot assure you that the consents of any third parties and approvals by governmental entities will be given when required to facilitate a foreclosure on such assets. Therefore, we cannot assure you that foreclosure on the Collateral will be sufficient to make all payments on the exchange notes.

In addition, our business requires numerous registrations, licenses and permits. Continued operation of our manufacturing plants, and CCP management business that are significant to the value of the Collateral for the exchange notes depends on the maintenance of such registrations, licenses and permits. Our business is subject to substantial regulation and registration, license and permit requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such registrations, licenses and permits may be prohibited and may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of such registrations, licenses and permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the Collateral may be significantly decreased.

The terms of the indenture and the intercreditor agreement permit, without the consent of holders of notes or the collateral agent, various releases of the Collateral securing the notes and subsidiary guarantees that could be adverse to holders of notes.

The rights of the holders of the notes with respect to the ABL Collateral will be substantially limited by the terms of the lien ranking agreements set forth in the indenture and the intercreditor agreement, even during an event of default. Under the indenture and the intercreditor agreement, at any time that obligations that have the benefit of the higher priority liens are outstanding, any actions that may be taken with respect to (or in respect of) such Collateral, including the ability to cause the commencement of enforcement proceedings against such Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such Collateral from the lien of, and waivers of past defaults under, such documents relating to such Collateral, will be at the direction of the holders of the obligations secured by the first-priority liens, and the holders of the notes secured by lower priority liens may be adversely affected. See “Description of the Exchange Notes—Security for the Notes” and “Description of the Exchange Notes—Amendment, Supplement and Waiver.” Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the ABL Collateral are outstanding, if the holders of such indebtedness release the ABL Collateral for any reason whatsoever (other than any such release granted following the discharge of obligations with respect to the ABL Revolver), including, without limitation, in connection with any sale of assets, the second-priority security interest in such ABL Collateral securing the notes will be automatically and simultaneously released without any consent or action by the holders of the notes, subject to certain exceptions. The ABL Collateral so released will no longer secure our and the guarantors’ obligations under the notes and the guarantees.

In addition, because the holders of the indebtedness secured by first-priority liens in the ABL Collateral control the disposition of the ABL Collateral, such holders could decide not to proceed against the ABL Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the notes. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the related guarantees. The indenture and the intercreditor agreement will contain certain provisions benefiting holders of indebtedness under our ABL Revolver, including provisions prohibiting the trustee and the collateral agent from objecting following the filing of a bankruptcy petition to a number of important matters regarding the Collateral and the financing to be provided to us. After such filing, the value of this Collateral could materially deteriorate and holders of the notes would be unable to raise an objection. In addition, the right of holders of obligations secured by first priority liens to foreclose upon and sell such Collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. The intercreditor agreement also gives the holders of first priority liens on the ABL Collateral the right to access and use certain of the Notes Collateral to allow those holders to protect the ABL Collateral and to process, store and dispose of the ABL Collateral.

The ABL Collateral is also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our ABL Revolver and other creditors that have the benefit of first-priority liens on such Collateral from time to time, whether on or after the date the notes and guarantees are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such Collateral.

We will in most cases have control over the Collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the Collateral securing the notes and the guarantees.

In addition, we will not be required to comply with all or any portion of section 314(d) of the Trust Indenture Act of 1939 if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to Collateral, such as selling, factoring, abandoning or otherwise disposing of Collateral and making ordinary course cash payments (including repayments of indebtedness). With respect to such releases, we must deliver to the collateral agent, from time to time, an officers’ certificate to the effect that all releases and withdrawals during the preceding six-month period in which no release or consent of the collateral agent was obtained in the ordinary course of our business were not prohibited by the indenture. See “Description of the Exchange Notes.”

There are circumstances other than repayment or discharge of the notes under which the Collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, all or a portion of the Collateral may be released, including:

•

to enable the sale, transfer or other disposal of such Collateral in a transaction not prohibited under the indenture or the ABL Revolver, including the sale of any entity in its entirety that owns or holds such Collateral;

•	with respect to Collateral held by a guarantor, upon the release of such guarantor from its guarantee; and

•

with respect to any ABL Collateral, upon any release by the lenders under our ABL Revolver of their first-priority security interest in such ABL Collateral (other than any such release granted following the discharge of the obligations with respect to the ABL Revolver).

In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture. The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture but not under the ABL Revolver. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the Exchange Notes.”

Rights of holders of notes in the Collateral may be adversely affected by the failure to perfect liens on certain Collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions. The liens in the Collateral securing the notes may not be perfected with respect to the claims of the notes if certain actions necessary to perfect any of these liens are not taken. There can be no assurance that the lenders under our ABL Revolver will have taken all actions necessary to create properly perfected security interests, which may result in the loss of the priority of the security interest in favor of the holders of the notes to which they would otherwise have been entitled. Specifically, we have not completed all the actions necessary to perfect the liens in any real property by the time of completion of the exchange offer.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. Although the indenture contains customary further assurances covenants, there can be no assurance that we will inform the trustee or the collateral agent of the future acquisition of property and rights that constitute Collateral, and that we will take the necessary action to properly perfect the lien on such after-acquired Collateral. Neither the trustee nor the collateral agent for the notes has any obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes.

With respect to our real property to be mortgaged as security for the exchange notes, we do not expect that mortgage amendments securing the notes and title datedown endorsements will be in place at the time of the issuance of the notes. Any issues that we are unable to resolve in connection with the issuance of such mortgage amendments securing the notes and title datedown endorsements may impact the value of the Collateral. There will be no independent assurance prior to issuance of the exchange notes, therefore, that all properties contemplated to be mortgaged as security for the exchange notes will be mortgaged, or that we hold the real property interests we represent we hold or that we may mortgage such interests, or that there will be no lien encumbering such real property interests other than those permitted by the indenture.

The owned real property that is intended to secure the exchange notes and the guarantees is currently encumbered by first lien mortgages securing the 11 3/8% Notes, subject to certain customary permitted liens. These mortgages will be amended to secure the notes offered hereby as well as the 11 3/8% Notes on a pari passu basis.

We do not expect that mortgage amendments securing the exchange notes on the properties intended to secure the exchange notes and the guarantees will be in place at the time of the issuance of the exchange notes. Those mortgages constitute a significant portion of the value of the Collateral intended to secure the exchange notes and the guarantees. Mortgagee title datedown endorsements will not be in place at the time of the issuance of the exchange notes to insure, among other things, (i) loss resulting from the entity represented by us to be the fee owner thereof not holding valid fee title to the properties or such fee being encumbered by unpermitted liens and (ii) the validity and first lien priority of the mortgage granted to the collateral agent for the benefit of the secured parties.

We are required to use commercially reasonable efforts to put such mortgage amendments securing the exchange notes in place and to obtain title datedown endorsements on the properties by April 25, 2011.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the Collateral will be subject to certain bankruptcy law limitations.

Under applicable U.S. federal bankruptcy laws, which are subject to change from time to time, absent bankruptcy court approval, secured creditors are generally prohibited from repossessing their security from a debtor in a bankruptcy case, and may also be prohibited from disposing of security previously repossessed from such a debtor. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain and to use collateral owned by the debtor, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the court, in its discretion, determines that a diminution in the value of the Collateral occurs as a result of the stay of the repossession or the disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the trustee or collateral agent under the indenture for the notes could foreclose upon or sell the Collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the Collateral.

Moreover, the trustee and the collateral agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property, if any, because secured creditors that hold or enforce a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such Collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

Any future pledge of Collateral might be avoidable in bankruptcy.

Any future pledge of Collateral in favor of the collateral agent (for its benefit and for the benefit of the trustee and the holders of the notes), including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than they would have received in a hypothetical liquidation under chapter 7 of the U.S. Bankruptcy Code if the pledge had not been given and a bankruptcy proceeding in respect of the pledge is commenced within 90 days following the pledgor, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest. As more fully described herein, certain of the assets securing the notes will not be subject to a valid and perfected security interest on the closing date. We have agreed to use commercially reasonable efforts to obtain a valid and perfected security interest on such assets following the closing date.

The Collateral securing the notes may be diluted under certain circumstances.

The Collateral that secures the exchange notes by a second-priority lien will secure our obligations under the ABL Revolver by a first-priority lien. In the future this Collateral, and the collateral securing the exchange notes on a first-priority basis, may secure on a first-priority basis additional senior indebtedness that we are permitted to incur. While the ABL Revolver and the indenture governing the notes offered hereby contain restrictions on our ability to incur debt and liens in the future, to the extent we do incur any such additional secured debt, your rights to the Collateral would be diluted by any increase in the indebtedness secured on a first-priority basis by this Collateral.

The pledge of capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from, and no longer constitute Collateral for, the lien on them, so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The exchange notes and the guarantees will be secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the outstanding notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the Collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the Collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the exchange notes could lose a portion of or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of the Exchange Notes—Security for the Notes.”

The Collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the Collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the exchange notes and the guarantees.

U.S. federal and state statutes allow courts, under specific circumstances, to avoid the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.

Certain of our subsidiaries will guarantee the obligations under the exchange notes. The issuance of the guarantees by the subsidiary guarantors may be subject to review under federal and state laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may avoid or otherwise decline to enforce a subsidiary guarantor’s guarantee, or may subordinate the notes or such guarantee to the applicable subsidiary guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the applicable subsidiary guarantor entered into its guarantee, or, in some states, when payments became due under such guarantee, the applicable subsidiary guarantor received less than reasonably equivalent value or fair consideration and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for such guarantee if such subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of such guarantee. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court might also avoid a guarantee, without regard to the above factors, if the court found that the applicable subsidiary guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a subsidiary guarantor pursuant to its guarantee could be avoided and required to be returned to such subsidiary guarantor or to a fund for the benefit of such guarantor’s creditors, and accordingly the court might direct you to repay any amounts that you had already received from such subsidiary guarantor.

To the extent a court avoids any of the guarantees as fraudulent transfers or holds any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable subsidiary guarantor. If a court were to take this action, the applicable guarantor’s assets would be applied first to satisfy the applicable guarantor’s other liabilities, if any, and might not be applied to the payment of the guarantee. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

Not all of our subsidiaries will guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

Not all of our subsidiaries will be required to guarantee the notes. In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and any claims of third party holders of preferred equity interests, if any, in our non-guarantor subsidiaries.

We may not be able to repurchase the notes upon a change of control or pursuant to an asset sale offer.

Upon a change of control, as defined under the indenture governing the notes, the holders of notes will have the right to require us to offer to purchase all of the notes then outstanding at a price equal to 101% of their principal amount plus accrued and unpaid interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture. A recent Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, a holder of notes may not be able to require us to purchase notes as a result of the change in the composition of the directors on our board. The same court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, holders would not be able to require us to repurchase notes as a result of a change of control resulting from a change in the composition of our board. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

In addition, in certain circumstances specified in the indenture governing the notes, we will be required to commence an asset sale offer, as defined in the indenture, pursuant to which we will be obligated to purchase the applicable notes at a price equal to 100% of their principal amount plus accrued and unpaid interest. Our other debt may contain restrictions that would limit or prohibit us from completing any such asset sale offer. Our failure to purchase any such notes when required under the indenture would be an event of default under the indenture.

An active trading market may not develop for these notes.

We have been informed by certain of the initial purchasers that they intend to make a market in the notes. However, those initial purchasers may cease their market-making activities at any time. The liquidity of any trading market in these notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a result, you cannot be sure that an active trading market will develop for these notes.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements, related notes and other financial information included, or incorporated by reference, in this prospectus.

The following selected financial data are derived from our consolidated financial statements. This information should be read in conjunction with the consolidated financial statements, related notes and other financial information included in our September 30, 2010 Form 10-K. The selected financial data as of and for the years ended September 30, 2006 and 2007 and as of September 30, 2008 are derived from audited financial statements not included in our September 30, 2010 Form 10-K. The selected financial data as of September 30, 2009 and 2010 and for the years ended September 30, 2008, 2009, and 2010 were derived from our audited financial statements included in our September 30, 2010 Form 10-K.

As described in Note 11 to the consolidated financial statements, we acquired privately-held companies in both 2008 and 2010. We also acquired a company in 2007. The results of operations for these companies for the periods from the acquisition dates through September 30, 2010 have been consolidated with our results. None of their results of operations up to the dates of acquisition have been included in our consolidated results.

In 2007, we recognized tax credit-based license fee revenue totaling approximately $31.5 million, most of which related to prior periods. In 2007, 2008 and 2009, we recorded impairments of goodwill of $98.0 million, $205.0 million and $465.7 million, respectively (see Note 5 to the consolidated financial statements). In 2010, we recorded asset impairments totaling approximately $38.0 million (see Note 5 to the consolidated financial statements).

As described in Note 6 to the consolidated financial statements, in 2010 we adopted new accounting rules related to accounting for certain convertible debt. The new rules required retrospective application to prior periods, including 2007, 2008 and 2009.

	Year ended September 30,
(in thousands, except per share data)	2006	2007	2008	2009	2010
OPERATING DATA:
Total revenue	$1,121,387	$1,207,844	$886,404	$666,676	$654,699
Net income (loss)	102,058	17,673	(173,466)	(425,685)	(49,482)
Diluted earnings (loss) per share	2.19	0.42	(4.19)	(9.82)	(0.83)

	As of September 30,
(in thousands)	2006	2007	2008	2009	2010
BALANCE SHEET DATA:
Working capital	$145,296	$163,394	$124,657	$98,441	$146,963
Net property, plant and equipment	213,406	225,700	304,835	321,316	268,650
Total assets	1,661,729	1,654,456	1,400,853	891,182	888,974
Long-term liabilities:
Long-term debt	587,820	496,447	492,721	423,566	469,875
Deferred income taxes	96,972	108,063	101,180	26,935	9,739
Other	11,238	6,416	35,179	27,706	29,115

Total long-term liabilities	696,030	610,926	629,080	478,207	508,729
Total stockholders’ equity	800,958	858,528	656,044	324,720	281,941

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2010, on an actual basis and as adjusted to give effect to the sale of the outstanding notes and the application of the net proceeds therefrom to redeem $328.0 million of our 11 3/8% Notes.

You should read this table in conjunction with our historical financial statements and their notes incorporated by reference in this prospectus.

	As of December 31, 2010
	Actual	As adjusted
	(dollars in thousands)
Cash and cash equivalents	$67,998	$72,663

ABL Revolver(1)	$0	$0
7 5/8 senior secured notes	0	400,000
11 3/8% Notes(2)	325,950	300
16% convertible senior subordinated notes due 2016(3)	8,773	8,773
2.50% convertible senior subordinated notes due 2014(3)	102,485	102,485
14.75% convertible senior subordinated notes due 2014(3)	24,986	24,986

Total debt, net of discounts	$462,194	$536,544
Stockholders’ equity (in thousands except par value):
Common stock, $0.001 par value; 100,000 shares authorized, 60,752 shares issued and outstanding	61	61
Capital in excess of par value	634,466	634,466
Accumulated deficit	(371,627)	(441,198)
Other	(243)	(243)

Total stockholders’ equity	262,657	193,086

Total capitalization	$724,851	$729,630

(1)	The ABL Revolver is a $70.0 million facility, subject to a borrowing base limitation. As of December 31, 2010, (i) there were no amounts outstanding under the ABL Revolver and (ii) after giving effect to the borrowing base limitation, we had availability of approximately $48.1 million under the ABL Revolver.
(2)	The face value of our 11 3/8% notes is $328.3 million prior to the tender offer. Following the tender offer, the face value of our 11 3/8% notes is $0.3 million.
(3)	The face value of our 16% convertible senior subordinated notes due 2016 is $9.2 million; our 2.50% convertible senior subordinated notes due 2014, $120.9 million; and our 14.75% convertible senior subordinated notes due 2014, $27.4 million.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended September 30,
	2006	2007	2008		2009		2010		Six Months Ended March 31, 2011
Ratio of earnings to fixed charges	4.33	2.30	N/A	*	N/A	*	N/A	*	N/A	*

*	Total earnings for the years ended September 30, 2008, 2009 and 2010 and the six months ended March 31, 2011 were less than $0. The deficiency of earnings to fixed charges for the years ended September 30, 2008, 2009, 2010 and for the six months ended March 31, 2011 were $168.7 million, $519.7 million, $99.8 million, and $176.0 million respectively.

The ratio of earnings to fixed charges is computed by dividing pre-tax income (loss) from continuing operations, before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus fixed charges and less capitalized interest, by fixed charges. Fixed charges consist of interest expense, including interest expense from amortized premiums, discounts, and capitalized expenses related to indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases, plus preferred equity dividends.

USE OF PROCEEDS

Headwaters will not receive any proceeds from the issuance of the exchange notes in the exchange offer. The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement that we entered into in connection with the issuance of outstanding notes.

THE EXCHANGE OFFER

Original Issuance of the Outstanding Notes

On March 11, 2011, Headwaters issued outstanding notes in an aggregate principal amount of $400,000,000 to the initial purchasers. Because such issuance of the outstanding notes was not a transaction registered under the Securities Act, the outstanding notes were offered by the initial purchasers only (i) in the United States, to qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act, and (ii) outside the United States, to persons other than U.S. persons in offshore transactions in reliance upon Regulation S under the Securities Act.

Registration Rights Agreement

We, the guarantors and the initial purchasers entered into a registration rights agreement (the “Registration Rights Agreement”) on March 11, 2011, the original issue date of the outstanding notes (“Issue Date”), pursuant to which we agreed that we would, at our expense, for the benefit of the holders of the notes (the “Holders”), (i) use commercially reasonable efforts to file a registration statement on an appropriate registration form (the “Exchange Offer Registration Statement”) with respect to the exchange offer to exchange the notes for exchange notes, guaranteed on a senior basis by the guarantors, which exchange notes will have terms substantially identical in all material respects to the notes (except that the exchange notes will not contain terms with respect to transfer restrictions), and (ii) use commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act. We agreed to keep the exchange offer open for not less than 20 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the Holders. For each of the notes surrendered to us pursuant to the exchange offer, the Holder who surrendered such note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the Note surrendered in exchange therefor, or (ii) if the note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, such interest payment date or (B) if no interest has been paid on such note, from the Issue Date.

If (i) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect an exchange offer, (ii) the exchange offer is not consummated within 210 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered exchange notes so request, or (iv) in the case of any Holder that participates in the exchange offer, such Holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of ours or within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the Holders and the Trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, use commercially reasonable efforts to file a shelf registration statement covering resales of the notes (the “Shelf Registration Statement”) and (b) use commercially reasonable efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable notes have been sold thereunder. We will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each Holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A Holder that sells notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including a certain indemnification rights and obligations).

If (1) we have not exchanged exchange notes for all notes validly tendered in accordance with the terms of the exchange offer on or prior to the 210th day after the Issue Date or (2) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all notes have been disposed of thereunder), then additional interest (the “Additional Interest”) shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 211th day after the Issue Date, in the case of (1) above, or (y) the day such Shelf Registration Statement ceases to be effective, in the case of (2) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; provided, however, that the Additional Interest rate on the notes may not accrue under more than one of the foregoing clauses at any one time and at no time shall the aggregate amount of Additional Interest accruing exceed in the aggregate 1.0% per annum; provided, further, however, that (A) upon the filing of the Shelf Registration Statement (in the case of clause (2) above), or (B) upon the exchange of the Exchange Notes for all notes tendered (in the case of the clause (3)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (1) above), Additional Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

Any amounts of Additional Interest will be payable in cash on the same original interest payment dates as the notes.

This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement for the exchange offer and the exchange notes in which this prospectus is included.

Transferability of the Exchange Notes

Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties not related to Headwaters, the exchange notes would, in general, be freely tradable after the completion of the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any participant in the exchange offer described in this prospectus who is an affiliate of Headwaters or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretations of the SEC staff;

•	will not be entitled to participate in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless such sale or transfer is made pursuant to an exemption from such requirement.

Each holder of outstanding notes who wishes to exchange outstanding notes for exchange notes pursuant to the exchange offer will be required to represent that:

•	it is not an affiliate of Headwaters;

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the holder;

•	at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes; and

•	at the time of the exchange offer, it is not engaged in and does not intend to engage in, a distribution of the exchange notes.

To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.

In addition, in connection with any resales of the exchange notes, any broker-dealer that acquired exchange notes for its own account as a result of market-making or other trading activities, which is referred to as an “exchanging broker-dealer,” must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes with the prospectus contained in the registration statement for the exchange offer. Under the registration rights agreements, exchanging broker-dealers and any other person, if any, subject to similar prospectus delivery requirements, will be allowed to use this prospectus in connection with the resale of exchange notes.

The Exchange Offer

Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, Headwaters will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 23, 2011. Headwaters will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. Outstanding notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the outstanding notes; and

•

after consummation of the exchange offer, holders of the exchange notes will not be entitled to any rights under the registration rights agreements, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture under which the outstanding notes were issued.

As of the date of this prospectus, $400,000,000 in aggregate principal amount of outstanding notes was outstanding. The exchange offer will be conducted in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, and the rules and regulations of the SEC under the Securities Act and the Securities Exchange Act.

Interest on the Exchange Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually in arrears on April 1 and October 1 of each year to the holders of record on the immediately preceding March 15 and September 15.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, Headwaters will not be required to issue exchange notes, and Headwaters may terminate the exchange offer or, at its option, modify, extend or otherwise amend the exchange offer, if, prior to the expiration date of the exchange offer, as it may be extended from time to time:

•	the exchange offer, or the making of any exchange by a holder, violates any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which would materially impair Headwaters’ ability to proceed with the exchange offer;

•	not all governmental approvals that Headwaters’ deems necessary for the consummation of the exchange offer have been obtained; or

•

the trustee with respect to the indenture for the outstanding notes and exchange notes shall have (i) objected in any respect to, or taken any action that could, in the reasonable judgment of Headwaters, adversely affect the consummation of the exchange offer or the exchange of exchange notes for outstanding notes under the exchange offer, or (ii) taken any action that challenges the validity or effectiveness of the procedures used in making the exchange offer or the exchange of the outstanding notes under the exchange offer.

The foregoing conditions are for the sole benefit of Headwaters and may be waived by them in whole or in part in their absolute discretion. Any determination made by them concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

If any of the foregoing conditions are not satisfied or waived on the expiration date of the exchange offer, Headwaters may:

•	terminate the exchange offer and return all tendered outstanding notes to the holders thereof;

•

modify, extend or otherwise amend the exchange offer and retain all tendered outstanding notes until the expiration date, as extended, subject, however, to the withdrawal rights of holders (See “— Withdrawal of Tenders” and “— Expiration Date; Extensions; Amendments; Termination”); or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all outstanding notes tendered and not previously withdrawn.

Headwaters reserves the right, in its absolute discretion, to purchase or make offers to purchase any outstanding notes that remain outstanding subsequent to the expiration date for the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. Any purchase or offer to purchase will not be made except in accordance with applicable law and will in no event be made prior to the expiration of ten business days after the expiration date.

Certain Consequences to Holders of Outstanding Notes Not Tendering in the Exchange Offer

Consummation of the exchange offer may have adverse consequences to holders of outstanding notes who elect not to tender their notes in the exchange offer. In particular, the trading market for unexchanged outstanding notes could become more limited than the existing trading market for the outstanding notes and could cease to exist altogether due to the reduction in the amount of the outstanding notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the outstanding notes. If a market for unexchanged outstanding notes exists or develops, the outstanding notes may trade at a discount to the price at which they would trade if the amount outstanding were not reduced. There can, however, be no assurance that an active market in the unexchanged outstanding notes will exist, develop or be maintained or as to the prices at which the unexchanged outstanding notes may be traded. This would result in less protection for holders of unexchanged outstanding notes. See “Risk Factors — If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.”

Expiration Date; Extensions; Amendments; Termination

For purposes of the exchange offer, the term “expiration date” means 5:00 p.m., New York City time, on June 23, 2011, subject to the right to extend such date and time for the exchange offer in the absolute discretion of Headwaters, in which case the expiration date means the latest date and time to which the exchange offer is extended.

Headwaters reserves the right, in its absolute discretion, to (i) extend the exchange offer, (ii) terminate the exchange offer if a condition to its obligation to deliver the exchange notes is not satisfied or waived on the expiration date, as extended, or (iii) amend the exchange offer by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent. If the exchange offer is amended in a manner Headwaters determines constitutes a material change, Headwaters will extend the exchange offer for a period of two to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise have expired during the two to ten business day period.

Headwaters will promptly announce any extension, amendment or termination of the exchange offer by issuing a press release. Headwaters will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. The notice of extension will disclose the aggregate principal amount of the outstanding notes that have been tendered as of the date of such notice. Headwaters has no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement Date

The exchange notes will be issued in exchange for the outstanding notes in the exchange offer on the settlement date, which will be as soon as practicable following the expiration date of the exchange offer. Headwaters will not be obligated to deliver exchange notes unless the exchange offer is consummated.

Effect of Tender

Any tender by a holder (and the subsequent acceptance of such tender) of outstanding notes will constitute a binding agreement between that holder and Headwaters upon the terms and subject to the conditions of the exchange offer described herein and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of the outstanding notes will constitute the agreement by that holder to deliver good and marketable title to the tendered outstanding notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Outstanding Notes

Upon the submission of the letter of transmittal, or agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or the beneficial holder of such outstanding notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the exchange offer generally, be deemed, among other things, to:

•

irrevocably sell, assign and transfer to or upon Headwaters’s order or the order of its nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of such holder’s status as a holder of, all outstanding notes tendered thereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against Headwaters or any fiduciary, trustee, fiscal agent or other person connected with the outstanding notes arising under, from or in connection with such outstanding notes;

•

waive any and all rights with respect to the outstanding notes tendered thereby (including, without limitation, any existing or past defaults and their consequences in respect of such outstanding notes); and

•

release and discharge Headwaters and the trustee for the outstanding notes from any and all claims such holder may have, now or in the future, arising out of or related to the outstanding notes tendered thereby, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the outstanding notes tendered thereby or to participate in any redemption or defeasance of the outstanding notes tendered thereby.

In addition, such holder of outstanding notes will be deemed to represent, warrant and agree that:

•	it has received and reviewed this prospectus;

•

it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more such beneficial owners of, the outstanding notes tendered thereby and it has full power and authority to execute the letter of transmittal;

•

the outstanding notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and Headwaters will acquire good, indefeasible and unencumbered title to such outstanding notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when Headwaters accepts the same;

•

it will not sell, pledge, hypothecate or otherwise encumber or transfer any outstanding notes tendered thereby from the date of the letter of transmittal and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

•

in evaluating the exchange offer and in making its decision whether to participate therein by submitting a letter of transmittal and tendering its outstanding notes, such holder has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to such holder by Headwaters, the trustee or the exchange agent other than those contained in this prospectus (as amended or supplemented to the expiration date);

•

the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in this prospectus;

•

it is acquiring the registered notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the registered securities to be received in the exchange offer;

•

if it is a broker-dealer holding outstanding notes acquired for its own account as a result of market-making or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered notes received pursuant to the exchange offer (provided, that, by so agreeing and by delivering a prospectus, any such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act); and

•	the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal which shall be read and construed accordingly.

The representations and warranties and agreements of a holder tendering outstanding notes shall be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any outstanding notes shall mean any holder that exercises investment discretion with respect to such outstanding notes.

Absence of Dissenters’ Rights

Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Acceptance of Outstanding Notes Tendered; Delivery of Exchange Notes

On the settlement date, exchange notes to be issued in partial or full exchange for outstanding notes in the exchange offer, if consummated, will be delivered in book-entry form.

Headwaters will be deemed to have accepted validly tendered outstanding notes that have not been validly withdrawn as provided in this prospectus when, and if, Headwaters has given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of the exchange notes through the settlement date will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the outstanding notes for the sole purpose of receiving outstanding notes and transmitting exchange notes as of the settlement date. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted outstanding notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Procedures for Tendering Outstanding Notes

A holder of outstanding notes who wishes to accept the exchange offer, and whose outstanding notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct this custodial entity to tender such holder’s outstanding notes on the holder’s behalf pursuant to the procedures of the custodial entity.

To tender in the exchange offer, a holder of outstanding notes must either (i) complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions (including guaranteeing the signature(s) to the letter of transmittal, if required), and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the outstanding notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the Expiration Date or (ii) comply with the Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer or guaranteed delivery procedures described below on or prior to the expiration date.

The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the Expiration Date of the exchange offer at one of its addresses set forth in this prospectus. Outstanding notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, or agent’s message, are received by the exchange agent.

The method of delivery of outstanding notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any outstanding notes to anyone other than the exchange agent.

If you are tendering your outstanding notes in exchange for exchange notes and anticipate delivering your letter of transmittal and other documents other than through The Depository Trust Company (“DTC”), you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold notes custodially through DTC) to arrange for receipt of any exchange notes to be delivered pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Outstanding Notes Held with DTC

If you wish to tender outstanding notes held on your behalf by a nominee with DTC, you must (i) inform your nominee of your interest in tendering your outstanding notes pursuant to the exchange offer, and (ii) instruct your nominee to tender all outstanding notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date. Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender outstanding notes by effecting a book-entry transfer of the outstanding notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering outstanding notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Headwaters may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s ATOP system prior to the expiration date may tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery: (i) setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered, (ii) stating that the tender is being made thereby; and (iii) guaranteeing that, within three (3) business days after the expiration date, the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within such three (3) business days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Proper Execution and Delivery of Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described below (see “— Withdrawal of Tenders” ), as the case may be, must be guaranteed by an eligible institution unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (i) by a holder who has not completed the box entitled “Special Delivery Instructions” or “Special Issuance and Payment Instructions” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal, or notice of withdrawal, are required to be guaranteed, such guarantee must be made by an eligible institution.

If the letter of transmittal is signed by the holder(s) of outstanding notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the outstanding notes without alteration, enlargement or any other change whatsoever. If any of the outstanding notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the outstanding notes tendered thereby are registered in different names on different outstanding notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If outstanding notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates for such outstanding notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any outstanding notes listed therein, such outstanding notes must be properly endorsed or accompanied by a properly completed note power, signed by such holder exactly as such holder’s name appears on such outstanding notes. If the letter of transmittal or any outstanding notes, note powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of outstanding notes waive any right to receive any notice of the acceptance for exchange of their outstanding notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments, and/or substitute certificates evidencing outstanding notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, outstanding notes not tendered or exchanged will be returned to such tendering holder.

All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered outstanding notes will be determined by Headwaters in its absolute discretion, which determination will be final and binding. Headwaters reserves the absolute right to reject any and all tendered outstanding notes determined by it not to be in proper form or not to be tendered properly or any tendered outstanding notes the acceptance of which would, in the opinion of its counsel, be unlawful. Headwaters also reserves the right to waive, in its absolute discretion, any defects, irregularities or conditions of tender as to particular outstanding notes, whether or not waived in the case of other outstanding notes. Headwaters’ interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as Headwaters shall determine. Although Headwaters intends to notify holders of defects or irregularities with respect to tenders of outstanding notes, none of Headwaters, the exchange agent nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any holder whose outstanding notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the outstanding notes. Holders may contact the exchange agent for assistance with such matters.

Withdrawal of Tenders

You may withdraw tenders of outstanding notes at any time prior to 5:00 p.m., New York City time, on June 23, 2011. Tenders of outstanding notes may not be withdrawn after that time unless the exchange offer is extended with changes in the terms of the exchange offer that are, in Headwaters’ reasonable judgment, materially adverse to the tendering holders of the outstanding notes.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the deadline described above at one of its addresses set forth in this prospectus. The withdrawal notice must specify the name of the person who tendered the outstanding notes to be withdrawn, must contain a description of the outstanding notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such outstanding notes, if applicable, and the aggregate principal amount represented by such outstanding notes; and must be signed by the holder of such outstanding notes in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to Headwaters that the person withdrawing the tender has succeeded to the beneficial ownership of the outstanding notes. In addition, the notice of withdrawal must specify, in the case of outstanding notes tendered by delivery of certificates for such outstanding notes, the name of the registered holder (if different from that of the tendering holder) or, in the case of outstanding notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn outstanding notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes have been tendered for the account of an eligible institution.

Withdrawal of tenders of outstanding notes may not be rescinded, and any outstanding notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn outstanding notes may, however, be retendered by the holder again following one of the procedures described in “— Procedures for Tendering Outstanding Notes” prior to the expiration date.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes. The carrying value is face value. Accordingly, Headwaters will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Exchange Agent

Wilmington Trust FSB, a federal savings bank, has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of outstanding notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the following address and telephone number:

Wilmington Trust FSB

c/o Wilmington Trust Company

Corporate Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1826

Phone: (302) 636-6181

Additionally, any questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent. Holders of outstanding notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT

CONSTITUTE A VALID DELIVERY.

Other Fees and Expenses

Headwaters will bear the expenses of soliciting tenders of the outstanding notes. The principal solicitation is being made by mail; additional solicitations may, however, be made by telegraph, facsimile transmission, telephone or in person by Headwaters officers and other employees and those of its affiliates.

Tendering holders of outstanding notes will not be required to pay any fee or commission. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE EXCHANGE NOTES

Headwaters Incorporated will issue the exchange notes, pursuant to an indenture (the “Indenture”) dated as of March 11, 2011, among Headwaters Incorporated, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”) and as collateral agent (the “Notes Collateral Agent”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture, the Security Documents and the Intercreditor Agreement. It does not purport to be a complete description of such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to those agreements. We urge you to read the Indenture, the Security Documents and the Intercreditor Agreement because they, and not this description, define your rights as holders of the Notes. You may request a copy of the Indenture, the Security Documents and the Intercreditor Agreement by following the procedures outlined under the caption “Where You Can Find More Information.”

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Issuer” refers only to Headwaters Incorporated and not to any of its subsidiaries. For purposes of this description, references to “Notes” include the outstanding notes, the exchange notes and any additional notes subsequently issued under the indenture.

Brief Description of the Exchange Notes and the Note Guarantees

The Notes will be:

•	senior secured obligations of the Issuer;

•

equal in right of payment with any existing and future senior Indebtedness of the Issuer, including the Credit Agreement and any Existing Notes that remain outstanding on the Issue Date (after giving effect to the Transactions);

•

secured equally and ratably with any Existing Notes that remain outstanding on the Issue Date (after giving effect to the Transactions) on a first-priority lien basis by the Notes Collateral and on a second-priority lien basis by the ABL Collateral, in each case subject to certain liens permitted under the Indenture;

•	senior in right of payment to any existing or future Subordinated Indebtedness of the Issuer, including the Convertible Senior Subordinated Notes;

•

effectively senior to any existing or future unsecured Indebtedness of the Issuer, including the Convertible Senior Subordinated Notes, to the extent of the Collateral and effectively senior to all existing and future Indebtedness of the Issuer to the extent of the Notes Collateral;

•	structurally subordinated to all liabilities and preferred stock of Subsidiaries of the Issuer that are not Guarantors;

•	effectively subordinated to the Issuer’s obligations under the Credit Agreement to the extent of the value of the ABL Collateral;

•	unconditionally guaranteed, jointly and severally, on a senior secured basis by the Guarantors; and

•	subject to registration with the Securities and Exchange Commission (the “Commission”) pursuant to the Registration Rights Agreement.

The Note Guarantees:

The Notes will be jointly and severally guaranteed by all wholly owned domestic Subsidiaries of the Issuer (other than Unrestricted Subsidiaries). See “—Additional Note Guarantees and Security for the Notes.”

Each Note Guarantee will be:

•	a senior secured obligation of the Guarantor;

•

equal in right of payment with any existing and future senior Indebtedness of the Guarantor including such Guarantor’s guarantees of the Credit Agreement and any Existing Notes that remain outstanding on the Issue Date (after giving effect to the Transactions);

•

secured on an equal and ratable basis with such Guarantor’s guarantee of any Existing Notes that remain outstanding on the Issue Date (after giving effect to the Transactions) on a first-priority basis by the Notes Collateral owned by such Guarantor and on a second-priority basis by the ABL Collateral owned by such Guarantor (in each case subject to certain liens permitted under the Indenture);

•	senior in right of payment to any existing or future Subordinated Indebtedness of such Guarantor;

•

effectively senior to any existing or future unsecured Indebtedness of each Guarantor to the extent of the Collateral owned by such Guarantor and effectively senior to all existing and future Indebtedness of each Guarantor to the extent of the Notes Collateral owned by such Guarantor;

•	structurally subordinated to all liabilities and preferred stock of any Subsidiaries of such Guarantor that are not Guarantors;

•	effectively subordinated to the Guarantee of such Guarantor under the Credit Agreement to the extent of the value of the ABL Collateral owned by such Guarantor; and

•	subject to registration with the Commission pursuant to the Registration Rights Agreement.

As of the date of the Indenture, all of the Issuer’s wholly owned domestic subsidiaries will be “Restricted Subsidiaries.” However, none of the Issuer’s Foreign Subsidiaries will guarantee the Notes. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Not all of our subsidiaries will guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.” In addition, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Issuer will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” The Issuer’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. The Issuer’s Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

The Issuer will issue $400.0 million of Notes in this offering. The Issuer may issue additional Notes (the “Additional Notes”) from time to time after this offering. Any offering of Additional Notes is subject to the covenants described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, the Security Documents and the Intercreditor Agreement. Holders of Additional Notes will share equally and ratably in the Collateral. The Issuer will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on April 1, 2019.

Interest on the Notes will accrue at the rate of 7 5/8% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2011. The Issuer will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the Notes. The initial paying agent for the Notes will be the Trustee.

The Issuer will also maintain a registrar in respect of the Notes. If the Issuer fails to appoint a registrar the Trustee will act as such. The registrar for the Notes will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of those Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer, any Restricted Subsidiary or any Subsidiary of a Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar or the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. The Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.

Ranking

The Indebtedness evidenced by the Notes and the Note Guarantees will be senior Indebtedness of the Issuer or the applicable Guarantor, as the case may be, will rank equal in right of payment with all existing and future senior Indebtedness of the Issuer and the Guarantors, as the case may be, and will be secured by the Collateral, which Collateral will be shared on an equal and ratable basis with any Existing Notes that remain outstanding after the Issue Date (after giving effect to the Transactions) and any Other Pari Passu Lien Obligations incurred thereafter. Indebtedness under the Credit Agreement is also secured by the Collateral. The Indebtedness under the Credit Agreement has, and any other Lenders Debt incurred in the future will have, first priority with respect to the ABL Collateral but will be junior in ranking with respect to the Notes Collateral. Such security interests are described under “—Security for the Notes.” The Indebtedness evidenced by the Notes and the Note Guarantees will be (i) senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer and the Guarantors, as the case may be, including the Convertible Senior Subordinated Notes, (ii) effectively senior to all existing and future unsecured Indebtedness of the Issuer and the Guarantors to the extent of the Collateral owned by the Issuer and the Guarantors, (iii) equally and ratably secured by the Collateral with any Existing Notes that remain outstanding on the Issue Date (after giving effect to the Transactions) and any Other Pari Passu Lien Obligations incurred thereafter and (iv) effectively senior to all other existing and future Indebtedness of the Issuer and the Guarantors to the extent of the Notes Collateral.

As of December 31, 2010, after giving effect to the offering of the Notes and the application of the net proceeds therefrom, the Issuer and its Subsidiaries would have had $400.0 million aggregate principal amount of senior secured Indebtedness (comprised of the Notes and the Note Guarantees, any Existing Notes that remain outstanding after the Issue Date and associated guarantees (after giving effect to the Transactions), and amounts outstanding under the Credit Agreement). Our Credit Agreement provides us with $70.0 million in availability, subject to borrowing base limitations. After giving effect to the borrowing base limitation, we had availability of approximately $48.1 million under the Credit Agreement as of December 31, 2010. The Credit Agreement is secured by a first-priority lien on the ABL Collateral. Headwaters Energy Services and its subsidiaries and Headwaters Plant Services, Inc., a Utah corporation, are not guarantors of the Credit Agreement currently, but may become so in the future.

Substantially all of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors on such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including the Holders of the Notes. The Notes, therefore, will be structurally subordinated to holders of Indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors. Although the Indenture will limit the incurrence of Indebtedness by and the issuance of Disqualified Stock and preferred stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Although the Indenture contains limitations on the amount of additional Pari Passu Indebtedness and additional Secured Indebtedness that the Issuer and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Pari Passu Indebtedness and Secured Indebtedness could be substantial. See “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Certain Covenants—Liens.”

Note Guarantees

The Guarantors will jointly and severally unconditionally guarantee on a senior secured basis the Issuer’s obligations under the Indenture and the Notes. The obligations of each Guarantor under its Note Guarantee is limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—U.S. federal and state statutes allow courts, under specific circumstances, to avoid the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.”

The Indenture will provide that a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation, partnership or limited liability company, organized or existing under (i) the laws of the United States, any state thereof or the District of Columbia or (ii) the laws of the same jurisdiction as that Guarantor and, in each case, assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee, the Security Documents, Intercreditor Agreement and the Registration Rights Agreement pursuant to a supplemental indenture; or

(b) such sale or other disposition complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer;

(2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition of all such Capital Stock of that Guarantor complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom; provided, however, that if such Guarantor remains a Subsidiary, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer;

(3) if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(4) if the Issuer exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(5) upon the release or discharge of all Guarantees by such Guarantor which would have required such Guarantor to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Limitations on Issuances of Guarantees of Indebtedness” (including, without limitation, the Credit Agreement).

Security for the Notes

The Notes and the Note Guarantees will have the benefit of the Collateral, which will consist of (i) the Notes Collateral as to which the Holders of the Notes, holders of Existing Notes that remain outstanding after the Issue Date (after giving effect to the Transactions) and holders of certain Other Pari Passu Lien Obligations have a first-priority security interest (subject to Permitted Collateral Liens) and the Bank Lenders and certain other holders of Lenders Debt have a second-priority security interest and (ii) the ABL Collateral as to which the Bank Lenders and certain other holders of Lenders Debt have a first-priority security interest and the Holders of the Notes, holders of Existing Notes that remain outstanding after the Issue Date (after giving effect to the Transactions) and holders of certain Other Pari Passu Lien Obligations have a second-priority security interest (subject to Permitted Liens).

The Issuer and the Guarantors will be able to incur additional Indebtedness in the future which could share in the Collateral. The amount of all such additional Indebtedness will be limited by the covenants disclosed under “—Certain Covenants—Liens” and “—Certain Covenants—Incurrence of Indebtedness and Issuances of Preferred Stock.” Under certain circumstances the amount of such additional Secured Indebtedness could be significant.

Notes Collateral

The Notes Collateral has been pledged as collateral to the Notes Collateral Agent for the benefit of the trustee under the Existing Notes Indenture, the Notes Collateral Agent and the holders of Existing Notes. On the Issue Date, the Notes Collateral also will become pledged as collateral to the Notes Collateral Agent for the benefit of the Trustee and the Holders of Notes upon execution and delivery of joinder agreements to the Security Documents. The Notes and Note Guarantees will be secured by first-priority security interests in the Notes Collateral, subject to Permitted Collateral Liens. The Notes Collateral consists of: (i) all of the Capital Stock held by the Issuer or any Guarantor of any wholly-owned Subsidiary (which, in the case of any first-tier Subsidiary that is not a Domestic Subsidiary, will be limited to 100% of the nonvoting stock (if any) and 65% of the voting stock of such first-tier Subsidiary) and (ii) substantially all of the other tangible and intangible assets of the Issuer and the Guarantors, other than the ABL Collateral, Excluded Assets and subject to the limitations and exclusions described in the next paragraph and “—Limitations on Stock Collateral.”

In addition to the limitations described below under “—Limitations on Stock Collateral,” the Notes Collateral will not include (i) the ABL Collateral and (ii) the Excluded Assets.

Initially, subject to Permitted Liens, only the Notes and the Existing Notes that remain outstanding after the Issue Date (after giving effect to the Transactions) will have the benefit of the first-priority security interest in the Notes Collateral. No other Indebtedness incurred by the Issuer may share in the first-priority security interest in the Notes Collateral other than any Additional Notes and certain Indebtedness constituting Other Pari Passu Lien Obligations.

The Issuer has granted a second-priority lien on and security interest in the Notes Collateral for the benefit of the Lenders Debt, which currently consists of the loans outstanding under the Credit Agreement made by the Bank Lenders, obligations with respect to letters of credit issued under the Credit Agreement, certain hedging and cash management obligations incurred with the Bank Lenders or their affiliates and any other obligations under the Credit Agreement. Any additional Indebtedness that is incurred by the Issuer in compliance with the terms of the Indenture may also be given a Lien on and security interest in the Notes Collateral that ranks equally or junior to the lien of the Notes in the Notes Collateral. Except as provided in the Intercreditor Agreement, holders of such junior liens will not be able to take any enforcement action with respect to the Notes Collateral so long as any Notes are outstanding.

ABL Collateral

The Notes will also be secured by a second-priority lien on and security interest in the ABL Collateral (subject to Permitted Liens). The ABL Collateral consists of all accounts receivable, inventory, cash (other than certain cash proceeds of the Notes Collateral) and proceeds and products of the foregoing and certain assets related thereto, in each case held by certain of the Guarantors who are party to the Credit Agreement. The Guarantors in the Headwaters Energy Services segment are not currently party to the Credit Agreement, but may become party thereto at a later time. Generally, the Notes second-priority lien on and security interest in the ABL Collateral will be terminated and automatically released if the lien on such ABL Collateral in favor of the Lenders Debt is released other than in connection with a Discharge of ABL Obligations.

From and after the Issue Date, the Issuer or any Guarantor may grant an additional Lien on any property or asset that constitutes ABL Collateral in order to secure any obligation permitted to be incurred pursuant to the Indenture. Any such additional Lien may be a first-priority Lien that is senior to the Lien securing the Notes or may be a second-priority Lien that will rank equal with the second priority Lien securing the Notes or a Lien that will rank junior to the second-priority Lien securing the Notes.

Limitations on Stock Collateral

The Capital Stock and other securities of a Subsidiary of the Issuer that are owned by the Issuer or any Guarantor will constitute Notes Collateral only to the extent that such Capital Stock and other securities can secure the Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the Commission (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary (other than the Issuer) due to the fact that such Subsidiary’s Capital Stock and other securities secure the Notes, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Notes Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the first-priority security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Notes Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the Commission to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes in excess of the amount then pledged without the filing with the Commission (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Notes Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, the Notes Collateral will include shares of Capital Stock of Subsidiaries of the Issuer only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. Following the Issue Date, however, the portion of the Capital Stock of Subsidiaries constituting Notes Collateral may decrease or increase as described above. The security interest in the Capital Stock will be or has been perfected by the filing of UCC financial statements.

Security Documents and Certain Related Intercreditor Provisions

The Issuer, the Guarantors and the Notes Collateral Agent have previously entered into Security Documents creating and establishing the terms of the security interests that secure the Existing Notes and the related guarantees. On the Issue Date and upon execution of joinder agreements to the Security Documents, the Security Documents will create equal and ratable security interests to secure the Notes and the Note Guarantees. These security interests will secure the payment and performance when due of all of the obligations of the Issuer and the Guarantors under the Notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents. Wilmington Trust FSB will be appointed, pursuant to the Indenture and the Security Documents, as the Notes Collateral Agent and the “Authorized Representative” for the Holders of Notes. The Notes Collateral Agent, the Trustee and each Holder and each other holder of, or obligee in respect of, any Obligations in respect of the Notes outstanding at such time are referred to collectively as the “Noteholder Secured Parties.” The Security Documents provide that the Required Secured Parties may direct the Notes Collateral Agent in exercising any right or remedy available to the Notes Collateral Agent thereunder.

Intercreditor Agreement

The Issuer, the Guarantors, the Notes Collateral Agent and the Bank Collateral Agent are currently party to the Intercreditor Agreement. Although the Holders of the Notes will not be party to the Intercreditor Agreement, by their acceptance of the Notes they will agree to have the Trustee execute a joinder agreement to the Intercreditor Agreement such that Holders of Notes will be bound thereby and the Notes Collateral Agent will act for the benefit of holders of Existing Notes and the Notes. Pursuant to the terms of the Intercreditor Agreement, the Notes Collateral Agent will determine the time and method by which the security interests in the Notes Collateral will be enforced and the Bank Collateral Agent will determine the time and method by which the security interests in the ABL Collateral will be enforced.

The aggregate amount of the obligations secured by the ABL Collateral may, subject to the limitations set forth in the Indenture, be increased. A portion of the obligations secured by the ABL Collateral consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such obligations may, subject to the limitations set forth in the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the liens held by the Holders or the provisions of the Intercreditor Agreement defining the relative rights of the parties thereto. The lien priorities provided for in the Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the obligations secured by the ABL Collateral or the obligations secured by the Notes Collateral, by the release of any Collateral or of any guarantees securing any secured obligations or by any action that any representative or secured party may take or fail to take in respect of any Collateral.

No Action With Respect to the ABL Collateral

The Intercreditor Agreement provides that none of the Noteholder Secured Parties may commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, the ABL Collateral under any Security Document, applicable law or otherwise, at any time when the ABL Collateral is subject to any first-priority security interest and any Lenders Debt secured by such ABL Collateral remains outstanding or any commitment to extend credit that would constitute such Lenders Debt remains in effect. Only the Bank Collateral Agent shall be entitled to take any such actions or exercise any such remedies. Notwithstanding the foregoing, the Notes Collateral Agent may, but shall have no obligation to, take all such actions to perfect or continue the perfection of the Holders’ second-priority security interest in the ABL Collateral. The Bank Collateral Agent is subject to similar restrictions with respect to its ability to enforce the second-priority security interest in the Notes Collateral held by holders of Lenders Debt.

No Duties of Bank Collateral Agent

The Intercreditor Agreement provides that neither the Bank Collateral Agent nor any holder of any Lenders Debt secured by any ABL Collateral has any duties or other obligations to any Noteholder Secured Party with respect to the ABL Collateral, other than to transfer to the Notes Collateral Agent (i) any proceeds of any such ABL Collateral in which the Notes Collateral Agent continues to hold a security interest remaining following any sale, transfer or other disposition of such ABL Collateral (in each case, unless the Holders’ lien on all such ABL Collateral is terminated and released prior to or concurrently with such sale, transfer, disposition, payment or satisfaction), the payment and satisfaction in full of such Lenders Debt and the termination of any commitment to extend credit that would constitute such Lenders Debt, or (ii) if the Bank Collateral Agent is in possession of all or any part of such ABL Collateral after such payment and satisfaction in full and termination, such ABL Collateral or any part thereof remaining, in each case without representation or warranty on the part of the Bank Collateral Agent or any such holder of Lenders Debt. In addition, the Intercreditor Agreement provides that, until the Lenders Debt secured by any ABL Collateral shall have been paid and satisfied in full and any commitment to extend credit that would constitute Lenders Debt secured thereby shall have been terminated, the Bank Collateral Agent will be entitled, for the benefit of the holders of such Lenders Debt, to sell, transfer or otherwise dispose of or deal with such ABL Collateral without regard to any second-priority security interest therein or any rights to which any Noteholder Secured Party would otherwise be entitled as a result of such second-priority security interest. Without limiting the foregoing, the Intercreditor Agreement provides and each Holder of the Notes will agree by its acceptance of the Notes that neither the Bank Collateral Agent nor any holder of any Lenders Debt secured by any ABL Collateral will have any duty or obligation first to marshal or realize upon the ABL Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the ABL Collateral, in any manner that would maximize the return to the Noteholder Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Noteholder Secured Parties from such realization, sale, disposition or liquidation. The Intercreditor Agreement has similar provisions regarding the duties owed to the Bank Collateral Agent and the holders of any Lenders Debt by the Noteholder Secured Parties with respect to the Notes Collateral.

The Intercreditor Agreement additionally provides that the Notes Collateral Agent has waived, and the Trustee, upon execution of the joinder agreement to the Intercreditor Agreement, and each Holder of the Notes will waive by its acceptance of the Notes, any claim that may be had against the Bank Collateral Agent or any holder of any Lenders Debt arising out of (i) any actions which the Bank Collateral Agent or such holder of Lenders Debt take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Lenders Debt from any account debtor, guarantor or any other party) or the valuation, use, protection or release of any security for such Lenders Debt, (ii) any election by the Bank Collateral Agent or such holder of Lenders Debt, in any proceeding instituted under Title 11 of the United States Code of the application of Section 1111(b) of Title 11 of the United States Code or (iii) any borrowing of, or grant of a security interest or administrative expense priority under Section 364 of Title 11 of the United States Code to, the Issuer or any of its subsidiaries as debtor-in-possession. The Bank Collateral Agent and holders of Lenders Debt have agreed to waive similar claims with respect to the actions of any of the Noteholder Secured Parties.

No Interference; Payment Over; Reinstatement

The Notes Collateral Agent has agreed and the Trustee will agree in the Intercreditor Agreement and each Holder of the Notes will agree by its acceptance of the Notes that:

•

it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien that the Holders of the Notes have on the ABL Collateral equal with, or to give the Trustee or the Holders of the Notes any preference or priority relative to, any Lien that the holders of any Lenders Debt secured by any ABL Collateral have with respect to such ABL Collateral;

•

it will not challenge or question in any proceeding the validity or enforceability of any first-priority security interest in the ABL Collateral, the validity, attachment, perfection or priority of any lien held by the holders of any Lenders Debt secured by any ABL Collateral, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement;

•

it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the ABL Collateral by the Bank Collateral Agent or the holders of any Lenders Debt secured by such ABL Collateral;

•

it will have no right to (A) direct the Bank Collateral Agent or any holder of any Lenders Debt secured by any ABL Collateral to exercise any right, remedy or power with respect to such ABL Collateral or (B) consent to the exercise by the Bank Collateral Agent or any holder of any Lenders Debt secured by the ABL Collateral of any right, remedy or power with respect to such ABL Collateral;

•

it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Bank Collateral Agent or any holder of any Lenders Debt secured by any ABL Collateral seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the Bank Collateral Agent nor any holders of under any Lenders Debt secured by any ABL Collateral will be liable for, any action taken or omitted to be taken by the Bank Collateral Agent or such lenders with respect to such ABL Collateral;

•	it will not seek, and will waive any right, to have any ABL Collateral or any part thereof marshaled upon any foreclosure or other disposition of such ABL Collateral; and

•	it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement.

The Bank Collateral Agent and the holders of Lenders Debt have agreed to similar limitations with respect to their rights in the Notes Collateral and their ability to bring a suit against the Notes Collateral Agent or the Holders of the Notes.

The Notes Collateral Agent has agreed and the Trustee will agree in the Intercreditor Agreement and each Holder of the Notes will agree by its acceptance of the Notes that if it obtains possession of the ABL Collateral or realizes any proceeds or payment in respect of the ABL Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any bankruptcy, insolvency or similar proceeding or through any other exercise of remedies, at any time when any Lenders Debt secured or intended to be secured by such ABL Collateral remains outstanding or any commitment to extend credit that would constitute Lenders Debt secured or intended to be secured by such ABL Collateral remains in effect, then it will hold such ABL Collateral, proceeds or payment in trust for the Bank Collateral Agent and the holders of any Lenders Debt secured by such ABL Collateral and transfer such ABL Collateral, proceeds or payment, as the case may be, to the Bank Collateral Agent reasonably promptly after obtaining actual knowledge or notice from the Bank Collateral Agent that it has possession of such proceeds or payment prior to the receipt of such proceeds or payment. The Notes Collateral Agent has further agreed and the Trustee, upon becoming a party to the Intercreditor Agreement, will agree and each Holder of the Notes will further agree by its acceptance of the Notes that if, at any time, all or part of any payment with respect to any Lenders Debt secured by any ABL Collateral previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the Bank Collateral Agent any payment received by it in respect of any such ABL Collateral and shall promptly turn any such ABL Collateral then held by it over to the Bank Collateral Agent, and the provisions set forth in the Intercreditor Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such Lenders Debt. The Bank Collateral Agent and the holders of Lenders Debt are subject to similar limitations with respect to the Notes Collateral and any proceeds or payments in respect of any Notes Collateral. Any proceeds of Collateral, received prior to an issuance of any notice that an event of default has occurred under the Credit Agreement or the Notes (unless a bankruptcy or insolvency event of default then exists), whether or not deposited under control agreements, which are used by the Issuer or any Guarantor to acquire other property which is Collateral shall not (solely as between the Bank Lenders and the Noteholder Secured Parties) be treated as proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired.

Entry Upon Premises by Bank Collateral Agent and Holders of Lenders Debt

The Intercreditor Agreement provides that if the Bank Collateral Agent takes any enforcement action with respect to the ABL Collateral, the Noteholder Secured Parties (i) will cooperate with the Bank Collateral Agent in its efforts to enforce its security interest in the ABL Collateral and to finish any work-in-process and assemble the ABL Collateral, (ii) will not hinder or restrict in any respect the Bank Collateral Agent from enforcing its security interest in the ABL Collateral or from finishing any work-in-process or assembling the ABL Collateral, and (iii) will, subject to the rights of any landlords under real estate leases, permit the Bank Collateral Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the Bank Collateral Agent and the holders of Lenders Debt, to enter upon and use the Notes Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) intellectual property), for a period not to exceed 180 days after the taking of such enforcement action, for purposes of (A) assembling and storing the ABL Collateral and completing the processing of and turning into finished goods of any ABL Collateral consisting of work-in-process, (B) selling any or all of the ABL Collateral located on such Notes Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing any or all of the ABL Collateral located on such Notes Collateral, or (D) taking reasonable actions to protect, secure, and otherwise enforce the rights of the Bank Collateral Agent and the holders of Lenders Debt in and to the ABL Collateral; provided, however, that nothing contained in the Intercreditor Agreement restricts the rights of the Trustee or the Notes Collateral Agent from selling, assigning or otherwise transferring any Notes Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of the Intercreditor Agreement. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order and upon lifting of the automatic stay, if there are fewer than 90 days remaining in such 180 day period, then such 180 day period shall be extended so that the ABL Collateral Agent and the holders of Lenders Debt have 90 days upon lifting the automatic stay. If the Bank Collateral Agent conducts a public auction or private sale of the ABL Collateral at any of the real property included within the Notes Collateral, the Bank Collateral Agent shall provide the Notes Collateral Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Notes Collateral Agent’s use of such real property.

During the period of actual occupation, use or control by the Bank Collateral Agent or the holders of Lenders Debt or their agents or representatives of any Notes Collateral, the Bank Collateral Agent and the holders of Lenders Debt will (i) be responsible for the ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity, water and real property taxes with respect to that portion of any premises so used or occupied, and (ii) be obligated to repair at their expense any physical damage to such Notes Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Notes Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. The Bank Collateral Agent and the holders of Lenders Debt agree to pay, indemnify and hold the Trustee and the Notes Collateral Agent harmless from and against any third-party liability resulting from the gross negligence or willful misconduct of the Bank Collateral Agent or any of its agents, representatives or invitees in its or their operation of such facilities. In the event, and only in the event, that in connection with its use of some or all of the premises constituting Notes Collateral, the Bank Collateral Agent requires the services of any employees of the Issuer or any of its Subsidiaries, the Bank Collateral Agent shall pay directly to any such employees the appropriate, allocated wages of such employees, if any, during the time periods that the Bank Collateral Agent requires their services. Notwithstanding the foregoing, in no event shall the Bank Collateral Agent or the holders of Lenders Debt have any liability to the Noteholder Secured Parties pursuant to the Intercreditor Agreement as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Notes Collateral existing prior to the date of the exercise by the Bank Collateral Agent or the holders of Lenders Debt of their rights under the Intercreditor Agreement and the Bank Collateral Agent and the holders of Lenders Debt will not have any duty or liability to maintain the Notes Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by them, or for any diminution in the value of the Notes Collateral that results solely from ordinary wear and tear resulting from the use of the Notes Collateral by such persons in the manner and for the time periods specified under the Intercreditor Agreement. Without limiting the rights granted in under the Intercreditor Agreement, the Bank Collateral Agent and the holders of Lenders Debt will cooperate with the Noteholder Secured Parties in connection with any efforts made by the Noteholder Secured Parties to sell the Notes Collateral.

Agreements With Respect to Bankruptcy or Insolvency Proceedings

If the Issuer or any of its subsidiaries becomes subject to a case under the U.S. Bankruptcy Code and, as debtor(s)-in-possession, moves for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the U.S. Bankruptcy Code or the use of cash collateral with the consent of the DIP Lenders under Section 363 of the U.S. Bankruptcy Code, the Trustee and the Notes Collateral Agent will agree in the Intercreditor Agreement and each Holder will agree by its acceptance of the Notes that it will raise no objection to any such financing or to the Liens on the ABL Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes ABL Collateral, unless the Bank Collateral Agent or the holders of any Lenders Debt secured by such ABL Collateral oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank equal with, the Liens of such Lenders Debt in such ABL Collateral, the Trustee and the Notes Collateral Agent will, for themselves and on behalf of the Holders of the Notes, subordinate the liens of the Noteholder Secured Parties in such ABL Collateral to the liens of the Lenders Debt in such ABL Collateral and the DIP Financing Liens), so long as the Noteholder Secured Parties retain liens on all the Notes Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the U.S. Bankruptcy Code. The Bank Collateral Agent and the holders of Lenders Debt have agreed to similar provisions with respect to any DIP Financing.

The Trustee and the Noteholder Collateral Agent will agree in the Intercreditor Agreement and each Holder of the Notes will agree by its acceptance of the Notes that it will not object to or oppose a sale or other disposition of any ABL Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Bank Collateral Agent and the holders of Lenders Debt shall have consented to such sale or disposition of such ABL Collateral. The Bank Collateral Agent and the holders of Lenders Debt have agreed to similar limitations with respect to their right to object to a sale of Notes Collateral.

Insurance

Unless and until written notice by the Bank Collateral Agent to the Trustee that the obligations under the Credit Agreement have been paid in full and all commitments to extend credit under the Credit Agreement shall have been terminated, as between the Bank Collateral Agent, on the one hand, and the Trustee and Notes Collateral Agent, as the case may be, on the other hand, only the Bank Collateral Agent will have the right (subject to the rights of the Grantors under the security documents related to the Credit Agreement and the Indenture and the Security Documents) to adjust or settle any insurance policy or claim covering or constituting ABL Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Collateral. Unless and until written notice by the Trustee to the Bank Collateral Agent that the obligations under the Indenture and the Notes have been paid in full, as between the Bank Collateral Agent, on the one hand, and the Trustee and the Notes Collateral Agent, as the case may be, on the other hand, only the Notes Collateral Agent will have the right (subject to the rights of the Grantors under the security documents related to the Credit Agreement and the Indenture and the Security Documents) to adjust or settle any insurance policy covering or constituting Notes Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Notes Collateral. To the extent that an insured loss covers or constitutes both ABL Collateral and Notes Collateral, then the Bank Collateral Agent and the Notes Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the security documents related to the Credit Agreement and the Indenture and the Security Documents) under the relevant insurance policy.

Refinancings of the Credit Agreement and the Notes

The obligations under the Credit Agreement and the obligations under the Indenture and the Notes may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the Credit Agreement or any security document related thereto and the Indenture and the Security Documents) of the Bank Collateral Agent or any holder of Lenders Debt or any Noteholder Secured Party, all without affecting the Lien priorities provided for in the Intercreditor Agreement; provided, however, that the holders of any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreement pursuant to such documents or agreements (including amendments or supplements to the Intercreditor Agreement) as the Bank Collateral Agent or the Notes Collateral Agent, as the case may be, may reasonably request and in form and substance reasonably acceptable to the Bank Collateral Agent or the Notes Collateral Agent, as the case may be.

In connection with any refinancing or replacement contemplated by the foregoing paragraph, the Intercreditor Agreement may be amended at the request and sole expense of the Issuer, and without the consent of either the Bank Collateral Agent or the Notes Collateral Agent, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness, (b) to establish that Liens on any Notes Collateral securing such refinancing or replacement Indebtedness shall have the same priority as the Liens on any Notes Collateral securing the Indebtedness being refinanced or replaced and (c) to establish that the Liens on any ABL Collateral securing such refinancing or replacement indebtedness shall have the same priority as the Liens on any ABL Collateral securing the Indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

Use of Proceeds of ABL Collateral

After the satisfaction of all obligations under any Lenders Debt secured by ABL Collateral and the termination of all commitments to extend credit that would constitute Lenders Debt secured or intended to be secured by any ABL Collateral, Notes Collateral Agent in accordance with the terms of the Intercreditor Agreement, the Indenture and the Security Documents, will distribute all cash proceeds (after payment of the costs of enforcement and administration, including any amounts owed to the Trustee, the Notes Collateral Agent and the trustee for the Existing Notes) of the ABL Collateral received by it under the Security Documents for the ratable benefit of the Holders of the Notes, holders of any remaining Existing Notes and any remaining Other Pari Passu Lien Obligations.

Subject to the terms of the Security Documents, the Issuer and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Notes Collateral Agent or the Bank Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

See “Risk Factors—Risks Related to Our Indebtedness and the Notes—In the event of our bankruptcy, the ability of the holders of the notes to realize upon the Collateral will be subject to certain bankruptcy law limitations.”

Application of Proceeds

In the event that ABL Collateral and Notes Collateral are disposed of in a single transaction or series of related transactions in which the aggregate sales price is not allocated between ABL Collateral and Notes Collateral being sold (including in connection with or as a result of the sale of the Capital Stock of a Guarantor), then solely for purposes of the Intercreditor Agreement, the portion of the aggregate sales price determined to be proceeds of the ABL Collateral on the one hand and Notes Collateral on the other hand, shall be allocated to the ABL Collateral in an amount equal to the lesser of (x) the total proceeds from such disposition and (y) the greater of (i) the value of such assets attributed to the borrowing base (as defined in the Credit Agreement) and (ii) the net book value of the assets of a type constituting ABL Collateral, in each case for this clause (y), as assessed on the date of such disposition, with the balance, if any, allocated to the Notes Collateral.

Release of Collateral

The Issuer and the Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

•	to enable the disposition of such property or assets (other than to the Issuer or a Restricted Subsidiary) to the extent not prohibited under the covenant described under “—Asset Sales”;

•	in the case of a Guarantor that is released from its Note Guarantee, the release of the property and assets of such Guarantor; or

•	as described under “—Amendment, Supplement and Waiver” below.

The second-priority lien on the ABL Collateral securing the Notes will terminate and be released automatically if the first-priority liens on the ABL Collateral are released by the Bank Collateral Agent (unless, at the time of such release of such first-priority liens, an Event of Default shall have occurred and be continuing under the Indenture), other than in connection with a Discharge of ABL Obligations. Notwithstanding the existence of an Event of Default, the second-priority lien on the ABL Collateral securing the Notes shall also terminate and be released automatically to the extent the first-priority liens on the ABL Collateral are released by the Bank Collateral Agent in connection with a sale, transfer or disposition of ABL Collateral that is either not prohibited under the Indenture or occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such ABL Collateral by the Bank Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the Lenders Debt), other than in connection with a Discharge of ABL Obligations. The liens on the Collateral securing the Notes, that otherwise would have been released pursuant to the first sentence of this paragraph but for the occurrence and continuation of an Event of Default, will be released when such Event of Default and all other Events of Default under the Indenture cease to exist.

The security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other obligations under the Indenture, the Note Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Legal Defeasance and Covenant Defeasance” or a discharge of the Indenture as described under “—Satisfaction and Discharge.”

Compliance with Trust Indenture Act

The Indenture will provide that the Issuer will comply with the provisions of TIA § 314 to the extent applicable. To the extent applicable, the Issuer will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an officer or legal counsel, as applicable, of the Issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of TIA § 314(d) if it determines, in good faith based on the written advice of counsel, a copy of which written advice shall be provided to the Trustee, that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Optional Redemption

The Notes may be redeemed, in whole or in part, at any time prior to April 1, 2015, at the option of the Issuer upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and any Additional Interest, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, at any time prior to April 1, 2014, the Issuer may on any one or more occasions redeem, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, up to 35% of the aggregate principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) at a redemption price of 107.625% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings of the Issuer (or of any Parent to the extent such proceeds are contributed to the equity capital of the Issuer, other than in the form of Disqualified Stock); provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

In addition, during any 12-month period prior to April 1, 2014, the Issuer will be entitled to redeem up to 10% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued interest thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Except pursuant to the preceding three paragraphs, the Notes will not be redeemable at the Issuer’s option prior to April 1, 2015. On or after April 1, 2015, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2015	103.813%
2016	101.906%
2017 and thereafter	100.000%

Selection and Notice

If less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, on a pro rata basis or by lot or such similar method and in accordance with the procedures of The Depository Trust Company, if applicable; provided that no Notes of $2,000 or less shall be purchased or redeemed in part.

Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes to be purchased or redeemed at such Holder’s registered address. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

A new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof purchased or called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of purchase (subject to the right of Holders of record on the relevant interest payment date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, the Issuer will mail a notice (a “Change of Control Offer”) to each Holder:

(1) describing the transaction or transactions that constitute the Change of Control and

(2) offering to repurchase Notes on the repurchase date (the “Change of Control Payment Date”) specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate upon written order of the Issuer and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 (or integral multiples of $1,000 in excess thereof). The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement provides, and other Indebtedness agreements may provide, that certain change of control events with respect to the Issuer would constitute a default under such agreements. Such defaults could result in amounts outstanding under the Credit Agreement and such other Indebtedness being declared due and payable. The Issuer’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by its then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given for all Notes in accordance with the terms of the Indenture unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain. The Chancery Court of Delaware has raised the possibility that a change of control as a result of a failure to have “continuing directors” comprising a majority of the Board of Directors may be unenforceable on public policy grounds.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture will contain covenants including the following:

Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any Parent;

(3) make any payment of principal or premium on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes or the Note Guarantees prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment (other than (A) from the Issuer or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date pursuant to this clause (3) and Restricted Payments permitted by clauses (1), (7) and (11) of the next succeeding paragraph, is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net proceeds (including the fair market value of property) received by the Issuer subsequent to the Issue Date as a contribution to its equity capital or from the issue or sale of Equity Interests of the Issuer (other than Excluded Contributions or net proceeds from the issue and sale of Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Issuer); plus

(c) the amount by which Indebtedness of the Issuer is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date of any Indebtedness of the Issuer incurred after the Issue Date convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer; plus

(d) an amount equal to the net reduction in Restricted Investments by the Issuer and its Restricted Subsidiaries, subsequent to the Issue Date, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to the Issuer or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed in the case of any Investment the amount of the Restricted Investment previously made by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary or of any Equity Interests of the Issuer or any Parent in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer other than Disqualified Stock (and any distribution, loan or advance of such net cash proceeds to any Parent for such purpose) or out of contributions to the equity capital of the Issuer (other than Disqualified Stock); provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the repayment, defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary in exchange for, or out of the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Issuer to the holders of any series or class of its common Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer and any distribution, loan or advance to any Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Parent, in each case held by any former or current employees, officers, directors or consultants of the Issuer or any of its Restricted Subsidiaries or their respective estates, spouses, former spouses or family members under any management equity plan or stock option or other management or employee benefit plan upon the death, disability or termination of employment of such Persons, in an amount not to exceed $5.0 million in any calendar year; provided, that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer (or any Parent to the extent such net cash proceeds are contributed to the common equity of the Issuer) to employees, officers, directors or consultants of the Issuer and its Restricted Subsidiaries that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments pursuant to clause (b) above or previously applied to the payment of Restricted Payments pursuant to this clause (5)) plus (ii) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date less (iii) any amounts previously applied to the payment of Restricted Payments pursuant to clauses (i) and (ii) of this clause (5);

(6) repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants;

(7) other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $5.0 million;

(8) the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(9) Investments that are made with Excluded Contributions;

(10) upon the occurrence of a Change of Control and within 90 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the Issuer subordinated to the Notes or any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any); provided that there is a concurrent or prior Change of Control Offer, and all Notes tendered by Holders of the Notes in connection with such Change of Control have been repurchased, redeemed or acquired for value;

(11) any Restricted Payment in connection with the redemption, repurchase or other retirement of the Convertible Senior Subordinated Notes;

(12) upon the occurrence of an Asset Sale and within 90 days after completion of the offer to repurchase Notes pursuant to the covenant described below under the caption “—Asset Sales” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the Issuer subordinated to the Notes or any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any); provided that there is a concurrent or prior Asset Sale Offer or ABL

Asset Sale Offer, and all Notes tendered by Holders of the Notes in connection with such Asset Sale Offer or ABL Asset Sale Offer have been repurchased, redeemed or acquired for value; and

(13) the payment of cash in lieu of the issuance of fractional share of Equity Interests upon the exercise or conversion of securities exercisable or convertible into Equity Interests of the Issuer;

provided, however, that in the case of clauses (7), (8) and (11) above, no Default or Event of Default has occurred and is continuing.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall, if the fair market value thereof exceeds $5.0 million, be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million. If any fairness opinion or appraisal is required by the Indenture in connection with any Restricted Payments, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of such fairness opinion or appraisal.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Issuer will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Issuer and the Guarantors may incur Indebtedness (including Acquired Debt) and the Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)(a) the incurrence by the Issuer or any Guarantor of Indebtedness under Credit Facilities (and the incurrence by the Guarantors of Guarantees thereof) and (b) the incurrence by a Receivables Subsidiary of Indebtedness that is not recourse to the Issuer or any other Restricted Subsidiary of the Issuer (other than Standard Securitization Undertakings) incurred in connection with a Qualified Receivables Transaction) in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) for Indebtedness incurred under clauses (a) and (b) not to exceed (as of any date of incurrence of Indebtedness pursuant to this clause (1) and after giving pro forma effect to such incurrence and the application of the net proceeds therefrom) the greater of (x) $70.0 million and (y) the Borrowing Base and in each case less any amount used to permanently repay such Obligations (or permanently reduce commitments with respect thereto pursuant to “—Asset Sales”;

(2) Existing Indebtedness and the Existing Notes that remain outstanding after giving effect to the Transactions;

(3) the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness represented by the Notes to be issued on the date of the Indenture and the related Note Guarantees, any exchange notes and the related Note Guarantees that may be issued pursuant to the Registration Rights Agreement;

(4) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, or cost of construction or improvement, of property (real or personal), plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries incurred pursuant to this clause (4) in an aggregate principal amount not to exceed $30.0 million at any time outstanding;

(5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that is permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (5) or (17) of this paragraph;

(6) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Issuer or any Guarantor is the obligor on such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(8) the guarantee by the Issuer or any Restricted Subsidiary of any obligations including Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant; provided that, in the case of a guarantee of any Restricted Subsidiary that is not a Guarantor, such Restricted Subsidiary complies with the covenant described below under the caption “—Limitations on Issuances of Guarantees of Indebtedness”;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued;

(10) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness and cash management obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protectors, employee credit card programs and other cash management and similar arrangements, including Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(11) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’

compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance; provided, however, that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(12) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Issuer or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Issuer or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and/or that Restricted Subsidiary in connection with that disposition;

(13) the issuance of Disqualified Stock or preferred stock by any of the Issuer’s Restricted Subsidiaries issued to the Issuer or another Restricted Subsidiary; provided that (i) any subsequent issuance or transfer of any equity securities that results in such Disqualified Stock or preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such shares of Disqualified Stock or preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an issuance of such shares of Disqualified Stock or preferred stock that was not permitted by this clause (13);

(14) the incurrence by the Issuer or any of its Restricted Subsidiaries of obligations in respect of performance and surety bonds and completion guarantees provided by the Issuer or such Restricted Subsidiary in the ordinary course of business;

(15) the incurrence by the Issuer or any Guarantor of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding incurred pursuant to this clause (15), not to exceed $20.0 million;

(16) the incurrence by the Foreign Restricted Subsidiaries of the Issuer of Indebtedness in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Restricted Subsidiaries thereunder) incurred pursuant to this clause (16), not to exceed $10.0 million;

(17) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(18) the incurrence by the Issuer of Indebtedness to effect the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Parent, in each case held by any former or current employees, officers, directors or consultants of the Issuer or any of its Restricted Subsidiaries or their respective estates, spouses, former spouses or family members under any management equity plan or stock option or other management or employee benefit plan upon the death, disability or termination of employment of such Persons, in an aggregate amount at any one time outstanding not to exceed the maximum amount of such acquisitions pursuant to clause (5) of the covenant described under the caption “—Restricted Payments”;

(19) the incurrence of Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit; and

(20) contingent liabilities related to customary earn-outs, purchase price adjustments and indemnities in acquisition agreements and otherwise permitted under the Indenture; provided that the amount of such contingent liabilities shall not exceed the fair market value of assets acquired (in the case of an acquisition) or the purchase price paid to the Issuer or a Restricted Subsidiary (in the case of a disposition).

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to divide or classify such item on the date of its incurrence, and from time to time may reclassify, in any manner that complies with this covenant at such time. Indebtedness under the Credit Agreement on the date of the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness or any related Guarantees (the “Initial Lien”) of any kind upon any of their property or assets, now owned or hereafter acquired, except:

(1) in the case of Initial Liens on any Collateral, any Initial Lien if (i) such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Notes; or (ii) such Initial Lien is a Permitted Collateral Lien; and

(2) in the case of any other asset or property, any Initial Lien if (i) the Notes are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to clause (2) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Notes Collateral Agent may have on the proceeds from such sale.

Asset Sales

(a) The Indenture will provide that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale of any assets that do not constitute ABL Collateral, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration therefor received the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets;

(3) to the extent that any consideration received by the Issuer or a Restricted Subsidiary in such Asset Sale constitutes securities or other assets that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Notes; and

(4) the Net Proceeds from any such Asset Sale of Notes Collateral is paid directly by the purchaser thereof to the Notes Collateral Agent to be held in trust in an Asset Sale Proceeds Account for application in accordance with this covenant.

Notwithstanding the foregoing provisions of the above paragraph, the Issuer and the Restricted Subsidiaries will not be required to cause any Net Proceeds to be held in an Asset Sale Proceeds Account in accordance with clause (4) of the above paragraph except to the extent the aggregate Net Proceeds from all Asset Sales of Notes Collateral which are not held in an Asset Sale Proceeds Account, or have not been previously applied in accordance with the provisions of the following paragraphs relating to the application of Net Proceeds from Asset Sales of Notes Collateral, exceeds $15.0 million.

Within 365 days after the Issuer’s or such Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale covered by this clause (a) the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale to one or more of the following:

(1) to make one or more offers to the Holders of the Notes (and, at the option of the Issuer, the holders of Existing Notes and Other Pari Passu Lien Obligations) to purchase Notes (and Existing Notes and such Other Pari Passu Lien Obligations) pursuant to and subject to the conditions contained in the Indenture (each, an “Asset Sale Offer”); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that if the Issuer or such Restricted Subsidiary shall so reduce any Existing Notes or Other Pari Passu Lien Obligations, the Issuer will equally and ratably reduce Indebtedness under the Notes by making an offer to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the Notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer but without any further limitation in amount;

(2) to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Permitted Business; provided, further, that such investment is concurrently added to the Notes Collateral securing the Notes;

(3) to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale; provided, further, that such investment is concurrently added to the Notes Collateral securing the Notes;

(4) to the extent such Net Proceeds are not from Asset Sales of Collateral, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer, a Guarantor or another Restricted Subsidiary; or

(5) any combination of the foregoing;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 90 days of such commitment; provided, further that if such commitment is later terminated or cancelled prior to the application of such Net Proceeds, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sales covered by this clause (a) that are not invested or applied as provided and within the time period set forth in the first sentence of the immediately preceding paragraph will be deemed to constitute “Excess Proceeds.” Within 10 business days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer shall make an Asset Sale Offer to all Holders of the Notes, and, if required by the terms of any Existing Notes or Other Pari Passu Lien Obligations, to the holders of Existing Notes or such Other Pari Passu Lien Obligations, to purchase the maximum principal amount of Notes, Existing Notes and such Other Pari Passu Lien Obligations, that are $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes, Existing Notes and such Other Pari Passu Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes, Existing Notes or the Other Pari Passu Lien Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuer shall select the Notes, Existing Notes and such Other Pari Passu Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes, Existing Notes or such Other Pari Passu Lien Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Issuer or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale of any Notes Collateral as provided in, and within the time periods required by, this paragraph (a), the balance of such Net Proceeds, if any, from such Asset Sale of Notes Collateral shall be released by the Notes Collateral Agent to the Issuer or such Restricted Subsidiary for use by the Issuer or such Restricted Subsidiary for any purpose not prohibited by the terms of the Indenture.

(b) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly consummate an Asset Sale of ABL Collateral unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets; and

(3) to the extent that any consideration received by the Issuer and the Restricted Subsidiaries in such Asset Sale constitute securities or other assets that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Notes.

Within 365 days after the Issuer’s or Restricted Subsidiary’s receipt of the Net Proceeds from such Asset Sale, the Issuer or such Restricted Subsidiary may at its option do any one or more of the following:

(1) permanently reduce (x) any Indebtedness under the Credit Agreement or any Indebtedness of the Issuer or a Guarantor that in each case is secured by a Lien on the ABL Collateral that is prior to the Lien on the ABL Collateral in favor of Holders of Notes or (y) any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor (and, in the case of revolving obligations under clause (y) only, to correspondingly reduce commitments with respect thereto), in each case other than Indebtedness owed to the Issuer or a Subsidiary of the Issuer;

(2) to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Permitted Business; provided, further, that such investment is concurrently added to the Collateral securing the Notes;

(3) to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale; provided, further, that such investment is concurrently added to the Collateral securing the Notes; or

(4) any combination of the foregoing;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 90 days of such commitment; provided, further that if such commitment is later terminated or cancelled prior to the application of such Net Proceeds, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from an Asset Sale of ABL Collateral that are not invested or applied as provided and within the time period set forth in the first sentence of the immediately preceding paragraph will be deemed to constitute “Excess ABL Proceeds.” Within 10 business days after the aggregate amount of Excess ABL Proceeds exceeds $10.0 million, the Issuer shall make an offer to all Holders of the Notes, and, if required by the terms of the Existing Notes and any Other Pari Passu Lien Obligations, to the holders of Existing Notes and such Other Pari Passu Lien Obligations (an “ABL Asset Sale Offer”), to purchase the maximum principal amount of Notes, Existing Notes and such Other Pari Passu Lien Obligations, that is $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess ABL Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes, Existing Notes and such Other Pari Passu Lien Obligations tendered pursuant to an ABL Asset Sale Offer is less than the Excess ABL Proceeds, the Issuer may use any remaining Excess ABL Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes, Existing Notes or the Other Pari Passu Lien Obligations surrendered by such holders thereof exceeds the amount of Excess ABL Proceeds, the Issuer shall select the Notes, Existing Notes and such Other Pari Passu Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes, Existing Notes or such Other Pari Passu Lien Obligations tendered. Upon completion of any such ABL Asset Sale Offer, the amount of Excess ABL Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to clause (b) of this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

(c) For the purposes of this covenant, any sale by the Issuer or a Restricted Subsidiary of the Capital Stock of the Issuer or a Restricted Subsidiary that owns assets constituting Notes Collateral or ABL Collateral shall be deemed to be a sale of such Notes Collateral or ABL Collateral (or, in the event of a Restricted Subsidiary that owns assets that include any combination of Notes Collateral and ABL Collateral a separate sale of each of such Notes Collateral and ABL Collateral). In the event of any such sale (or a sale of assets that includes any combination of Notes Collateral and ABL Collateral), the proceeds received by the Issuer and the Restricted Subsidiaries in respect of such sale shall be allocated to the Notes Collateral and ABL Collateral in accordance with their respective fair market values, which shall be determined by the Board of Directors of the Issuer or, at the Issuer’s election, an independent third party. In addition, for purposes of this covenant, any sale by the Issuer or any Restricted Subsidiary of the Capital Stock of any Person that owns only ABL Collateral will not be subject to paragraph (a) above, but rather will be subject to paragraph (b) above.

(d) For purposes of this covenant, the following are deemed to be cash or Cash Equivalents:

(1) any liabilities (as shown on the Issuer’s, or such Restricted Subsidiary’s, most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary that have Pari Passu Lien Priority or superior Lien priority on the Collateral relative to the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing; and

(2) any securities received by the Issuer, a Guarantor or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale.

(e) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or ABL Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness, the Existing Notes, the Existing Notes Indenture, the Credit Agreement or any other agreements in effect on the Issue Date;

(2) the Indenture, the Notes and the Note Guarantees or by other Indebtedness of the Issuer or of a Guarantor which is equal in right of payment with the Notes or Note Guarantees, as applicable, incurred under an indenture pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the encumbrances and restrictions are not materially more restrictive, taken as a whole, than those contained in the Indenture;

(3) applicable law, rule, regulation or administrative or court order;

(4) any agreements or instruments governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued, as the case may be, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets or the granting of an option to purchase specified assets that impose restrictions on the assets to be sold (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

(8) Indebtedness otherwise permitted to be incurred under the Indenture; provided that the encumbrances and restrictions contained in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness of the Issuer and the Restricted Subsidiaries outstanding on the Issue Date;

(9) Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10) customary limitations on the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) any Purchase Money Note that imposes restrictions on disposition of the assets purchased with such Purchase Money Note, or other Indebtedness or contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions only apply to such Receivables Subsidiary;

(12) cash or other deposits or net worth imposed by customers or agreements entered into in the ordinary course of business;

(13) customary provisions in joint venture agreements relating solely to such joint venture;

(14) Indebtedness of a Foreign Restricted Subsidiary permitted to be incurred under the Indenture that impose restrictions solely on the Foreign Restricted Subsidiaries party thereto; and

(15) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements, contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s board of directors, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than the dividend or other payment restrictions contained in the contracts, agreements, instruments or obligations referred to in clauses (1) through (14) above prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, however, that with respect to contracts, agreements, instruments or obligations existing on the Issue Date, any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings contain, in the good faith judgment of the Issuer’s board of directors, dividend and other payment restrictions that are not materially more restrictive, taken as a whole, than such restrictions contained in such contracts, instruments or obligations as in effect on the Issue Date.

Merger, Consolidation or Sale of Assets

The Issuer will not, directly or indirectly, consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation), and the Issuer will not sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person (including by way of consolidation or merger), unless:

(1) either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that, in the case such Person is a limited liability company or a partnership, such Person will form a Wholly Owned Subsidiary that is a corporation and cause such Subsidiary to become a co-Issuer of the Notes;

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer, as the case may be, under the Notes, the Indenture, the Security Documents and the Registration Rights Agreement;

(3) immediately after such transaction and any related financing transactions, no Default or Event of Default exists; and

(4) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such ratio immediately prior to such transaction.

Notwithstanding clauses (3) and (4) of the preceding paragraph, the Issuer may merge or consolidate with a Restricted Subsidiary incorporated solely for the purposes of organizing the Issuer in another jurisdiction. The Indenture will also provide for similar provisions relating to any consolidation, merger or sale, assignment, transfer, conveyance or disposal of all or substantially all of the properties or assets of a Guarantor, excluding clause (4) above.

In addition, neither the Issuer nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and any of its Restricted Subsidiaries that are Guarantors.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any consulting, employment, severance or separation agreement or arrangement entered into by the Issuer or any of its Restricted Subsidiaries and the payment of compensation thereunder (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case approved by the compensation committee, a majority of the disinterested members of the Board of Directors of the Issuer, or, with respect to employees of the Issuer or any Restricted Subsidiary that are not Section 16 Officers, the principal executive officer of the Issuer or the applicable Restricted Subsidiary, as the case may be;

(2) transactions (i) between or among the Issuer and/or the Guarantors, (ii) between or among Restricted Subsidiaries that are not Guarantors; and (iii) between or among the Issuer and the Guarantors, on the one hand, and Restricted Subsidiaries that are not Guarantors, on the other hand, with respect to clause (iii) only, in the ordinary course of business;

(3) payment of reasonable fees to directors of the Issuer and any Parent and the provision of customary indemnities (including advance of expenses in defending a claim) to directors, officers, employees or consultants of the Issuer, and any Parent or any Restricted Subsidiary;

(4) issuances and sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Issuer;

(5) any tax sharing agreement or arrangement and payments pursuant thereto among the Issuer and its Subsidiaries and any other Person with which the Issuer or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the Issuer or any of its Restricted Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes in amounts not otherwise prohibited by the Indenture;

(6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments” or any Permitted Investment;

(7) loans to employees in an amount not to exceed $2.5 million outstanding at any time and advances and expense reimbursements to employees, in each case in the ordinary course of business;

(8) agreements (and payments relating thereto) existing on the Issue Date as the same may be amended, modified or replaced from time to time, so long as any amendment, modification or replacement is not materially less favorable to the Issuer and its Restricted Subsidiaries than the agreement in effect on the Issue Date;

(9) transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Issuer, its Restricted Subsidiaries and Persons who are not Affiliates of the Issuer;

(10) transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(11) transactions with customers, clients, suppliers or purchasers or sellers of goods, in each case in the ordinary course of business;

(12) transactions with a Person that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Equity Interest in, or controls, such Person; and

(13) transactions which have been approved by a majority of the disinterested members of the Board of Directors and with respect to which an accounting, appraisal or investment banking firm of national standing has delivered an opinion that the terms of such transaction are not materially less favorable that those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer or the Restricted Subsidiaries.

Additional Note Guarantees and Security for the Notes

If on or after the date of the Indenture the Issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than a Receivables Subsidiary) that Guarantees any Indebtedness of the Issuer or any Restricted Subsidiary, then that newly acquired or created Domestic Subsidiary (other than an Immaterial Subsidiary) must become a Guarantor and execute a supplemental indenture, supplemental intercreditor agreement, and applicable Security Documents and deliver an Opinion of Counsel to the Trustee within 20 Business Days of the date on which it was acquired or created. At the Issuer’s option, the Issuer may cause any Foreign Restricted Subsidiary to Guarantee and provide security for the Notes.

Each Guarantee by a Restricted Subsidiary may be released as described under “—Note Guarantees.”

Impairment of Security Interest

Subject to the rights of the holders of Permitted Liens, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Noteholder Secured Parties, subject to limited exceptions. The Issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as described above under “—Security for the Notes” or as permitted under “—Amendment, Supplement and Waiver.”

After-Acquired Property

Promptly following the acquisition by the Issuer or any Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described under “—Security for the Notes—Notes Collateral” and “—Security for the Notes—Limitations on Stock Collateral”), the Issuer or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Notes Collateral or the ABL Collateral, as applicable, and thereupon all provisions of the Indenture relating to the Notes Collateral or the ABL Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall there be any Unrestricted Subsidiaries on or immediately following the date of the Indenture. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary so designated (after giving effect to any sale of Equity Interests of such Subsidiary in connection with such designation) will be deemed to be an Investment made as of the time of such designation and such designation will be permitted only if the Investment would be permitted under the covenant described above under the caption “—Restricted Payments.” The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitations on Issuances of Guarantees of Indebtedness

The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Issuer or any other Restricted Subsidiary (other than a Guarantee or pledge by a Foreign Restricted Subsidiary securing the payment of Indebtedness of another Foreign Restricted Subsidiary) unless either (1) such Restricted Subsidiary is a Guarantor or (2) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or equal with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness, along with supplements to the Intercreditor Agreement and applicable Security Documents.

The preceding paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary:

(a) that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(b) of senior Indebtedness and any refunding, refinancing or replacement thereof, in each case to the extent it is not incurred pursuant to a syndicated loan, a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements under the Securities Act, which private placement provides for registration rights under the Securities Act.

Notwithstanding the first paragraph of this section, any Note Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “—Note Guarantees.” The form of the Note Guarantee will be attached as an exhibit to the Indenture.

Business Activities

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except as would not be material to the Issuer and its Restricted Subsidiaries, taken as a whole.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding the Issuer will file with the Commission (unless the Commission will not accept such a filing) and furnish to the Trustee and the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports;

provided, that if the Issuer files such reports electronically with the Commission’s Electronic Data Gathering Analysis and Retrieval System (or any successor system) within such time periods, the Issuer shall not be required under the Indenture to furnish such reports to the Trustee and the Holders of the Notes.

In addition, following the date by which the Issuer is required to consummate the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, the Issuer will continue to file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer and the Guarantors have agreed that, for so long as any Notes (but not any exchange notes) remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Information Regarding Collateral

The Issuer will furnish to the Notes Collateral Agent, with respect to the Issuer or any Guarantor, prompt written notice of any change in such Person’s (i) corporate name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Federal Taxpayer Identification Number. The Issuer will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Issuer also agrees promptly to notify the Notes Collateral Agent if any material portion of the Collateral is damaged or destroyed.

Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Issuer shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the perfection certificate required by the Indenture or confirming that there has been no change in such information since the date of the prior delivered perfection certificate.

Further Assurances

The Issuer and Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Issuer will reasonably promptly secure the obligations under the Indenture, Security Documents and Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents.

Effectiveness of Covenants When Notes are Rated Investment Grade

If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1)	“—Restricted Payments;”

(2)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(3)	“—Asset Sales;”

(4)	“—Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of Assets;”

(6)	“—Transactions with Affiliates;”and

(7)	“—Limitations on Issuances of Guarantees of Indebtedness.”

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction and one or both of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to Notes; provided that with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Restricted Payments” had been in effect prior to, but not during, the Suspension Period. No Subsidiaries shall be designated as Unrestricted Subsidiaries during the Suspension Period. All Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

There can be no assurance that the Notes will ever achieve an Investment Grade Rating or that any such rating will be maintained.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

(2) default in payment when due of the principal of, or premium, if any, on the Notes;

(3) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Certain Covenants—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by the Issuer or any of its Restricted Subsidiaries for 45 days after notice by the Trustee or by Holders of at least 25% in principal amount of the then outstanding Notes to comply with any of the other agreements in the Indenture, Security Documents or Intercreditor Agreement;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to make any payment when due at the final maturity (after any applicable grace period) of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $12.5 million or more;

(6) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $12.5 million (net of any amount covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(7) except as permitted by the Indenture, any Note Guarantee of a Guarantor that is a Significant Subsidiary, or the Note Guarantees of any group of Guarantors that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any such Guarantor or group of Guarantors, or any Person acting on behalf of any such Guarantor or group of Guarantors, shall deny or disaffirm its obligations under its Note Guarantee;

(8) any security interest purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $12.5 million, shall cease to be, or shall be asserted by the Issuer or any Guarantor not to be, a valid, perfected security interest in the securities, assets or properties covered thereby; except to the extent that any such loss of perfection or priority results from the failure of the Notes Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents;

(9) the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Security Documents or Intercreditor Agreement except for a failure that would not be material to the Holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (7) and (8)); and

(10) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer specifying the respective Event of Default.

Holders of the Notes may not enforce the Indenture, the Notes, the Security Documents or the Intercreditor Agreement except as provided in such documents. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default, its status and what action the Issuer is taking or proposing to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member, partner, or stockholder of the Issuer or any Subsidiary, or any Parent have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Security Documents, the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees and the Security Documents (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Notes Collateral Agent, and the Issuer’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next four succeeding paragraphs, the Indenture, the Notes, the Security Documents or the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of any Note or alter the provisions relating to the redemption price of any Note at any time;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8) make any change in the preceding amendment and waiver provisions; or

(9) expressly subordinate such Note or any Note Guarantee to any other Indebtedness of the Issuer or any Guarantor or make any other change in the ranking or priority of any Note that would adversely affect the Holders.

In addition, without the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) modify any Security Document, the Intercreditor Agreement or the provisions in the Indenture dealing with the Collateral or the Security Documents that would have the impact of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement) or change or alter the priority of the security interests in the Collateral, (2) make any change in any Security Document, any Intercreditor Agreement or the provisions in the Indenture dealing with the Collateral or the Security Documents or the application of trust proceeds of the Collateral that would adversely affect the Holders in any material respect or (3) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of the Indenture, Security Documents and the Intercreditor Agreement.

In addition, the Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents securing the obligations under the Credit Agreement, to the extent applicable to the ABL Collateral, will also apply automatically to the comparable Security Documents with respect to the Holders’ interest in the ABL Collateral. The Intercreditor Agreement will have a similar provision regarding the effect of any amendment, waiver or consent to any of the Security Documents, to the extent applicable to the Notes Collateral, on the corresponding collateral documents with respect to any obligations under the Credit Agreement.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Security Documents or the Intercreditor Agreement:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to provide for the issuance of Additional Notes in accordance with the Indenture;

(7) to add Guarantors with respect to the Notes or to secure the Notes;

(8) to add additional assets as Collateral;

(9) to release Collateral from the Lien or any Guarantor from its Guarantee, in each case pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture or the Security Documents;

(10) to comply with the rules of any applicable securities depositary;

(11) to provide for a successor trustee in accordance with the terms of the Indenture or to otherwise comply with any requirement of the Indenture; or

(12) to conform the text of the Indenture, the Notes, Security Documents or Intercreditor Agreement to any provision of this Description of the Notes to the extent that, in the good faith opinion of the Issuer, such provision was intended by the Issuer to be a verbatim recitation of the text of this Description of the Notes, which intent shall be evidenced by an Officers’ Certificate to that effect.

The Intercreditor Agreement may be amended from time to time with the consent of certain parties thereto. In addition, the Intercreditor Agreement may be amended from time to time at the sole request and expense of the Issuer, and without the consent of the Notes Collateral Agent but subject to the consent of the Bank Collateral Agent,

(1)(A) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations that are incurred in compliance with the Indenture and the Security Documents, (B) to establish that the Liens on any Notes Collateral securing such Other Pari Passu Lien Obligations shall be equal under the Intercreditor Agreement with the Liens on such Notes Collateral securing the Obligations under the Indenture and the Notes and senior to the Liens on such Notes Collateral securing any Obligations under the Credit Agreement, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any ABL Collateral securing such Other Pari Passu Lien Obligations shall be equal under the Intercreditor Agreement with the Liens on such ABL Collateral securing the Obligations under the Indenture and the Notes and junior and subordinated to the Liens on such ABL Collateral securing any obligations under the Credit Agreement, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment, and

(2)(A) to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness that is incurred in compliance with the Indenture and the Security Documents, (B) to establish that the Liens on any ABL Collateral securing such Indebtedness shall be equal under the Intercreditor Agreement with the Liens on such ABL Collateral securing the obligations under the Credit Agreement and senior to the Liens on such ABL Collateral securing any obligations under the Indenture and the Notes, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any Notes Collateral securing such Indebtedness shall be equal under the Intercreditor Agreement with the Liens on such Notes Collateral securing the obligations under the Credit Agreement and junior and subordinated to the Liens on such Notes Collateral securing any obligations under the Indenture and the Notes, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment. Any such additional party and the Trustee and Notes Collateral Agent shall be entitled to rely upon an Officers’ Certificate delivered by the Issuer certifying that such Other Pari Passu Lien Obligations or Indebtedness, as the case may be, were issued or borrowed in compliance with the Indenture and the Security Documents.

The Security Agreement or the Intercreditor Agreement provide that, as between collateral agents in whose favor equal priority Liens have been granted on the applicable Collateral for the benefit of holders of different series of Indebtedness (e.g. the Notes Collateral Agent for the benefit of holders of Existing Notes, the Notes Collateral Agent for the benefit of Holders and the collateral agent for any Other Pari Passu Lien Obligations as to their respective first priority Liens on the Notes Collateral), the “Applicable Authorized Representative” will have the right to direct foreclosures and take other actions with respect to the applicable Collateral and the other collateral agent shall have no right to take actions with respect to such Collateral. The Applicable Authorized Representative shall be the collateral agent representing the series of Indebtedness with the greatest outstanding aggregate principal amount. On the Issue Date, the Notes Collateral Agent for the benefit of the Holders of Notes will be the Applicable Authorized Representative.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

See also “Security for the Notes—Intercreditor Agreement” and “Security for the Notes—Refinancings of the Credit Agreement and the Notes.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and, either:

(1) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer) have been delivered to the Trustee for cancellation; or

(2)(a) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, including as a result of a redemption notice properly given pursuant to the Indenture, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption; (b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound; and (c) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as described in the TIA), it must eliminate such conflict within 90 days or apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Collateral” means all of the following personal property, now owned or hereafter acquired by the Issuer or any Guarantor party to the Credit Agreement and related security documents and wherever located, consisting of the following: (a) all Accounts (other than Accounts which constitute identifiable proceeds of Notes Collateral); (b) all Inventory; (c) all Deposit Accounts (other than Notes Collateral Accounts); provided, however, that to the extent that identifiable proceeds of Notes Collateral are deposited in any such Deposit Accounts, and subject to the last two sentences of “—Security for the Notes—No Interference; Payment Over; Reinstatement,” such identifiable proceeds shall be treated as Notes Collateral; (d) all Supporting Obligations in respect of the Accounts described in clause (a), including Letter-of-Credit Rights, letters of credit and guaranties issued in support of Accounts or proceeds of collateral; (e) all securities accounts, except for those which may be excluded pursuant to the Credit Agreement and the agreements executed in connection therewith, to the extent the cash or Cash Equivalent Instruments contained therein were derived from Accounts, Inventory or Deposit Accounts described in clauses (a), (b) and (c); (f) all certificates of title, Documents or Instruments evidencing ownership or title to any Inventory described in clauses (b) and (h); provided, that to the extent any of the foregoing also relates to Notes Collateral, only that portion related to the items referred to in clauses (b) and (h) shall be included in the ABL Collateral; (g) all monies, whether or not in the possession of Bank Collateral Agent, a Bank Lender, a bailee or Affiliate of the Bank Collateral Agent or Bank Lender that were derived from or consist of any of the property otherwise included in this definition of “ABL Collateral”; (h) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premium with respect to insurance policies and claims against any Person for loss, damage or destruction of any of the Property otherwise included in this definition of “ABL Collateral”; (i) any business interruption insurance or key person life insurance; and (j) all books and records (including customer lists, files, correspondence, tapes, computer programs, printouts and computer records) which contain any information relating to any of the items referred to in the preceding clauses (a) through (h); provided, that to the extent any of the foregoing also relates to Notes Collateral, only that portion related to the items referred to in clauses (a) through (i) shall be included in the ABL Collateral. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Accounts,” “Deposit Account,” “Document,” “Instrument,” “Inventory,” “Letter-of-Credit Right” and “Supporting Obligation.”

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“After-Acquired Property” means any property of the Issuer or any Guarantor acquired after the Issue Date that secures the Obligations under the Indenture, the Notes the Security Documents.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the Notes; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note, at April 1, 2015 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through April 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over:

(b) the then applicable outstanding principal amount of the Note.

“Asset Acquisition” means (a) an Investment by the Issuer or any of its Restricted Subsidiaries in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or (b) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights of the Issuer or any Restricted Subsidiary (for purposes of clarity, other than Equity Interests of the Issuer); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of “—Certain Covenants—Asset Sales”; and

(2) the issuance or sale of Equity Interests in or by any of the Issuer’s Restricted Subsidiaries (other than preferred stock of Restricted Subsidiaries issued in compliance with the provisions of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and director’s qualifying shares or shares required by applicable law to be held by Persons other than the Issuer or a Restricted Subsidiary).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.5 million;

(2) a transfer of property or assets (i) between or among the Issuer and Restricted Subsidiaries that are Guarantors or (ii) between or among Foreign Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary that is a Guarantor to the Issuer or to another Restricted Subsidiary that is a Guarantor;

(4) the sale, lease, sublease, license, sublicense or consignment of equipment, inventory or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) the licensing of intellectual property to third Persons in the ordinary course of business other than the exclusive, long-term licensing of intellectual property that extends beyond April 1, 2019;

(8) any sale of accounts receivable, or participations therein, in connection with any Qualified Receivables Transaction;

(9) any sale or disposition of any property or equipment that has become damaged, worn-out, obsolete, condemned, given over in lieu of deed or otherwise unsuitable or not required for the ordinary course of the business;

(10) any foreclosures of assets;

(11) any disposition of an account receivable in connection with the collection, forgiveness or compromise thereof;

(12) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in the ordinary course of business;

(13) any sale or other disposition deemed to occur with creating or granting a Lien not otherwise prohibited by the Indenture, the Notes or the Security Documents;

(14) the sale or other disposition of the Equity Interests of any Unrestricted Subsidiary that was an Unrestricted Subsidiary on the Issue Date; and

(15) solely with respect to clause (2) of the first paragraph of Section (a) and Section (b) under the caption”—Certain Covenants—Asset Sales”, the sale, licensing, or other disposition of the business or assets, in whole or in part, in one or more transactions of Headwaters Energy Services Corp., Headwaters Heavy Oil, LLC or Headwaters Technology Innovation Group, Inc.

“Asset Sale Proceeds Account” shall mean one or more deposit accounts or securities accounts holding only the proceeds of any sale or disposition of any Notes Collateral.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bank Collateral Agent” means Bank of America, N.A. and any successor under the Credit Agreement, or if there is no Credit Agreement, the “Bank Collateral Agent” designated pursuant to the terms of the Lenders Debt.

“Bank Lenders” means the lenders or holders of Indebtedness issued under the Credit Agreement.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or a committee thereof authorized to exercise the power of the board of directors of such corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the value of all accounts receivable owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(2) 65% of the value of all inventory owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(3) 100% of the unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;

all calculated on a consolidated basis and in accordance with GAAP.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars or, in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States having maturities of not more than 24 months from the date of acquisition;

(3) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of Canada, any member nation of the European Union or the sovereign nation or agency in which any Foreign Restricted Subsidiary is organized having maturities of not more than 12 months from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having the rating of P-2 or better from Moody’s or A-2 or better from S&P and in each case maturing no more than 12 months from the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories from either Moody’s or S&P with maturities of no more than 24 months from the date of acquisition;

(8) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of no more than 12 months from the date of acquisition;

(9) instruments equivalent to those referred to in clauses (1) to (8) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(10) investments in funds which invest at least 95% of their assets in Cash Equivalents of the kinds described in clauses (1) through (9) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock of the Issuer; or

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election by the Board of Directors was approved by a vote of a majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Issuer’s Board of Directors then in office; or

(3) the Issuer sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to, or merges or consolidates with, a Person other than (x) a Restricted Subsidiary of the Issuer or (y) a Successor Entity in which a majority or more of the voting power of the Voting Stock is held by the stockholders of the Issuer immediately prior to such transaction or series of related transactions.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period and, without duplication, plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of the step-up in inventory valuation arising from purchase accounting and other intangibles and amortization of write-offs of goodwill and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(5) any reasonable expenses, fees or charges related to the Transactions or any acquisition or Investment, in each case to the extent that any such expenses, fees or charges were deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any period.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided, that, to the extent not previously included, Consolidated Net Income shall be increased by the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to provisions of this clause (2) during such period, to the extent not previously included therein);

(3) the cumulative effect of a change in accounting principles shall be excluded;

(4) non-cash charges relating to employee benefit or other management compensation plans of any Parent (to the extent such non-cash charges relate to plans of any Parent for the benefit of members of the Board of Directors of the Issuer (in their capacity as such) or employees of the Issuer and its Restricted Subsidiaries), the Issuer or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of any Parent (to the extent such non-cash charges relate to plans of any Parent for the benefit of members of the Board of Directors of the Issuer (in their capacity as such) or employees of the Issuer and its Restricted Subsidiaries), the Issuer or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income shall be excluded;

(5) any non-cash goodwill or other impairment charges resulting from the application of FAS 142 or FAS 144, and non-cash charges relating to the amortization of intangibles resulting from the application of FAS 141, shall be excluded;

(6) any increase in cost of sales as a result of the step-up in inventory valuation arising from applying the purchase method of accounting in accordance with GAAP in connection with any acquisition consummated after the date of the Indenture, net of taxes, shall be excluded; and

(7) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52 shall be excluded.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of the Issuer and its Restricted Subsidiaries on the date of determination that constitutes the Notes, Existing Notes, any Other Pari Passu Lien Obligations, any Lenders Debt or any “net investment” or similar construct under any Qualified Receivables Transaction to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four full fiscal quarters for which internal financial statements of the Issuer and its Restricted Subsidiaries are available in each case with such pro forma adjustments to such consolidated total Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less all goodwill, trade names, trademarks, patents and other similar intangibles properly classified as intangibles in accordance with GAAP, all as shown on the most recent balance sheet for such Person.

“Convertible Senior Subordinated Notes” means the Issuer’s 16.0% convertible senior subordinated notes due 2016 (the “16.0% Convertible Notes”), 2.50% convertible senior subordinated notes due 2014 and 14.75% convertible senior subordinated notes due 2014.

“Credit Agreement” means the Loan and Security Agreement among certain Subsidiaries of the Issuer, the financial institutions from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, dated as of October 27, 2009, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Discharge of ABL Obligations” means the date on which the Lenders Debt has been paid in full, in cash, all commitments to extend credit thereunder shall have been terminated and the Lenders Debt is no longer secured by such ABL Collateral; provided that the Discharge of ABL Obligations shall not be deemed to have occurred in connection with a refinancing of such Lenders Debt with Indebtedness secured by such ABL Collateral on a first-priority basis under an agreement that has been designated in writing by the administrative agent under the Credit Facility so refinancing the Credit Agreement and the Trustee in accordance with the terms of the Intercreditor Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided however, that only the portion of the Capital Stock which so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the prior sentence, (i) if such

Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or such Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering (including in a private placement) of the Equity Interests (other than Disqualified Stock) of the Issuer or any Parent, other than public offerings with respect to the Equity Interests registered on Form S-8.

“Excluded Assets” means the collective reference to (i) all interests in real property other than fee interests; (ii) any fee interest in owned real property if the book value of such fee interest is less than $1,000,000; (iii) any property or asset to the extent that the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained of any governmental authority pursuant to applicable law; (iv) any voting capital stock representing in excess of 65% of the issued and outstanding “voting stock” in any first tier Subsidiary that is not a Domestic Subsidiary; (v) any right, title or interest in any permit, lease, license, contract or agreement held by any Grantor or to which any Grantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that (A) such a grant would, under the terms of such permit, lease, license, contract or agreement or any Requirement of Law applicable thereto, result in a breach of the terms of, or constitute a default under, any permit, lease, license, contract or agreement held by such Grantor or to which such Grantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provisions) of any relevant jurisdiction or any other applicable law (including Title 11 of the United States Code) or principles of equity); or (B) the grant of a security interest (I) would invalidate the underlying rights of such Grantor in such permit, license or agreement or (II) would give any other party to such permit, license or agreement the right to terminate its obligations thereunder or (C) is not permitted without consent of a third party (other than a Grantor), unless in each case, all necessary consents to such grant of a security interest have been obtained from the other parties thereto; (vi) Capital Stock of a Person that constitutes a Subsidiary (other than a Wholly Owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Capital Stock of such Person that is binding on or relating to such Capital Stock; (vii) any Equipment of the Issuer or any Restricted Subsidiary that is subject to a purchase money lien or capital lease permitted under the Indenture to the extent the documents relating to such purchase money lien or capital lease would not permit such Equipment to be subject to the Liens created under the Security Documents; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, such Equipment shall cease to be an “Excluded Asset”; (viii) any motor vehicles and other goods covered by a certificate of title; (ix) notwithstanding any recording of the Collateral Agent’s security interest made in the U.S. Patent and Trademark Office, U.S. Copyright Office or other registry office in any other jurisdiction, any “intent-to-use” Trademark application to the extent and for so long as the creation by a Grantor of a security interest therein would result in the invalidity, unenforceability or loss by such Grantor of any rights therein; and (x) Capital Stock of any Unrestricted Subsidiary or Subsidiary thereof; provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (iii) through (x) (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in clauses (iii) through (x)) or (b) any asset which secures obligations with respect to the Lenders Debt (other than collateral described above in “—Security for Notes—Limitations on Stock Collateral”).

“Excluded Contributions” means the net cash proceeds received by the Issuer after the Issue Date from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of the Issuer, in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from the calculation set forth in the second clause (3) of the first paragraph of the covenant described above under the “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on the date of the Indenture, other than under the Credit Agreement, the Existing Notes and the Indenture.

“Existing Notes” means the Issuer’s existing 11 3/8% senior secured notes due 2014.

“Existing Notes Indenture” means the indenture governing the Existing Notes, as the same may be amended or supplemented from time to time.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) the Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary of the Issuer during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis including Pro Forma Cost Savings assuming that the Transactions and all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Issuer or was merged with or into the Issuer or any Restricted Subsidiary of the Issuer since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period; and

(2) in calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date; (b) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication of,

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than the amortization of discount or imputed interest arising as a result of purchase accounting), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends and distributions, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(5) the amortization or expensing of financing fees incurred by the Issuer and its Restricted Subsidiaries in connection with the Transactions and recognized in the applicable period; minus

(6) interest income actually received by the Issuer or any Restricted Subsidiary in cash for such period.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes. For the avoidance of doubt, leases or other arrangements entered into after the Issue Date that would have been accounted for as operating leases under GAAP as in effect on the Issue Date will continue to be accounted for in the same manner, regardless of any subsequent changes to GAAP.

“Grantors” means the Issuer and the Guarantors.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means any Person that incurs a Guarantee of the Notes; provided, that, upon the release and discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“Immaterial Subsidiary” means any Subsidiary of the Issuer that has less than $1.0 million in total assets.

“Incur “ means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges of the Issuer or its Restricted Subsidiary as accrued and the amount of any such accretion or payment of interest in the form of additional Indebtedness or additional shares of Disqualified Stock is for all purposes included in the Indebtedness of the Issuer or its Restricted Subsidiary as accreted or paid.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) Capital Lease Obligations;

(5) Attributable Debt;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), to the extent not otherwise included, the Guarantee by the specified Person of any obligations constituting Indebtedness. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

(3) with respect to Indebtedness of another Person secured by a Lien on the assets of the Issuer or any of its Restricted Subsidiaries, the lesser of the fair market value of the property secured or the amount of the secured Indebtedness.

“Intercreditor Agreement” means the intercreditor agreement dated as of October 27, 2009 among the Bank Collateral Agent, the Notes Collateral Agent, the Issuer and each Guarantor, as amended on the Issue Date and as it may be further amended from time to time in accordance with the Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made a Restricted Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “—Certain Covenants—Restricted Payments,” (i) Investments shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Issue Date” shall mean March 11, 2011, the original issue date of the Notes.

“Junior Lien Priority” means relative to specified Indebtedness, having a junior Lien priority on specified Collateral and either subject to the Intercreditor Agreement on a basis that is no more favorable than the provisions applicable to the holders of Lenders Debt (in the case of Notes Collateral) or subject to intercreditor agreements providing holders of Indebtedness with Junior Lien Priority at least the same rights and obligations as the holders of Lenders Debt (in the case of the Notes Collateral) have pursuant to the Intercreditor Agreement as to the specified Collateral.

“Lenders Debt” means any (i) Indebtedness outstanding from time to time under the Credit Agreement, (ii) any Indebtedness which has a priority security interest relative to the Notes in the ABL Collateral (subject to Permitted Liens), (iii) all obligations with respect to such Indebtedness and any Hedging Obligations directly related to any Lenders Debt and (iv) all cash management obligations incurred with any Bank Lender (or their affiliates).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease (other than an operating lease), any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“Material Foreign Subsidiary” means, at any date of determination, each of the Issuer’s Foreign Restricted Subsidiaries (a) whose total assets at the end of the most recently ended fiscal quarter of the Issuer for which internal financial statements are available were equal to or greater than $1.0 million at such date or (b) whose gross revenues for the most recently ended period of four consecutive fiscal quarters of the Issuer for which internal financial statements are available were equal to or greater than 1.0% of the consolidated gross revenues of the Issuer and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that once either of the foregoing clauses (a) or (b) applies to a Foreign Restricted Subsidiary, such Foreign Restricted Subsidiary shall continue to be a Material Foreign Subsidiary despite both of the preceding clauses (a) or (b) ever becoming inapplicable to such Foreign Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to the rating agency business thereto.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with the disposition of any assets by such Person or any of its Restricted Subsidiaries (other than in the ordinary course of business) or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary or nonrecurring gains, losses or charges, together with any related provision for taxes on such gain, loss or charge; and

(3) any gains, losses, or charges of the Issuer and its Subsidiaries incurred in connection with the Transactions together with any related provision for taxes on such gain, loss, or charge.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness, unless there is a required reduction in commitments) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any (1) reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (2) any reserve or payment with respect to any liabilities associated with such asset or assets and retained by the Issuer after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

“Note Guarantee” shall mean the Guarantee of the Notes by the Guarantors.

“Notes Collateral” means the means all Collateral other than ABL Collateral including, for the avoidance of doubt, the following: (a) all Equipment, Fixtures, real property, intellectual property and Investment Property (other than any Investment Property included in clauses (e) and (h) of the definition of ABL Collateral); (b) except to the extent constituting ABL Collateral, all Instruments, Documents and General Intangibles; (c) all Commercial Tort Claims; (d) all other Collateral, other than the ABL Collateral and proceeds thereof; and (f) all collateral security and guarantees with respect to the foregoing, and, subject to the last two sentences of “—Security for the Notes—No Interference; Payment Over; Reinstatement,” all cash, money, insurance proceeds, Instruments, Securities, Financial Assets and Deposit Accounts received as proceeds of any Notes Collateral. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Accounts,” “Commercial Tort Claims,” “Deposit Account,” “Document,” “Equipment,” “Fixtures,” “General Intangible,” “Instrument,” “Inventory,” “Investment Property,” and “Securities.”

“Notes Collateral Agent” means Wilmington Trust FSB, in its capacity as “Collateral Agent” under the Indenture and under the Security Documents, and any successor thereto in such capacity.

“Obligations” means any principal, interest, penalties, fees, indemnification, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the principal executive officer or principal operating officer and by the principal financial officer or principal accounting officer of such Person.

“Other Pari Passu Lien Obligations” means any Additional Notes and any other Indebtedness having substantially identical terms as the Notes (other than issue price, interest rate, yield and redemption terms) and issued under an indenture substantially identical to the Indenture and any Indebtedness that refinances or refunds (or successive refinancings and refundings) any Notes or Additional Notes and all obligations with respect to such Indebtedness; provided, that such Indebtedness may (a) have a stated maturity date that is equal to or longer than the Notes, (b) contain terms and covenants that are, in the reasonable opinion of the Issuer, less restrictive than the terms and covenants under the Notes, (c) contain terms and covenants that are more restrictive than the terms and covenants under the Notes so long as prior to or substantially simultaneously with the issuance of any such Indebtedness, the Notes and the Indenture are amended to contain any such more restrictive terms and covenants and (d) if not Additional Notes, the authorized representative of the holders thereof shall have executed a joinder to the Security Documents and/or Intercreditor Agreement.

“Parent” means any direct or indirect parent company of the Issuer.

“Pari Passu Indebtedness” means: (1) with respect to the Issuer, the Notes and any Indebtedness which ranks equal in right of payment to the Notes; and (2) with respect to any Guarantor, its Note Guarantee and any Indebtedness which ranks equal in right of payment to such Guarantor’s Note Guarantee. The Existing Notes constitute Pari Pasu Indebtedness.

“Permitted Business” means any business conducted or proposed to be conducted (as described in this offering memorandum) by the Issuer and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto, and reasonable extensions and expansions thereof.

“Permitted Collateral Liens” means:

(1) Liens securing the Existing Notes and the Notes, in each case outstanding on the Issue Date, the exchange notes issued in exchange for such Notes, Permitted Refinancing Indebtedness with respect to such Existing Notes, Notes or exchange notes, the guarantees related to the Existing Notes, the Note Guarantees relating to the Notes and any obligations with respect to the Existing Notes, such Notes, exchange notes, Permitted Refinancing Indebtedness and such guarantees or Note Guarantees;

(2) Liens securing any Other Pari Passu Lien Obligations incurred pursuant to the first paragraph of the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that, at the time of incurrence of such Other Pari Passu Lien Obligations and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.5 to 1.0;

(3) Liens existing on the Issue Date (other than Liens specified in clause (1) above or securing Lenders Debt);

(4) Liens described in clauses (1), (2), (4), (5), (7), (10), (11), (12), (13), (15), (16), (17), (18), (20), (21), (22), (23), (24), (25), (26) (solely to the extent related to clauses (1), (2), or (3)), (27), (28), (29), (30) and (31) of the definition of “Permitted Liens”; and

(5) Liens on the Notes Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Notes Collateral.

For purposes of determining compliance with this definition, (A) Other Pari Passu Lien Obligations need not be incurred solely by reference to one category of permitted Other Pari Passu Lien Obligations described in clauses (1) through (5) of this definition but are permitted to be incurred in part under any combination thereof and (B) in the event that an item of Other Pari Passu Lien Obligations (or any portion thereof) meets the criteria of one or more of the categories of permitted Other Pari Passu Lien Obligations described in clauses (1) through (5) above, the Issuer shall, in its sole discretion, classify (but not reclassify) such item of Other Pari Passu Lien Obligations (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Other Pari Passu Lien Obligations in one of the above clauses and such item of Other Pari Passu Lien Obligations will be treated as having been incurred pursuant to only one of such clauses.

“Permitted Investments” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or other sale of assets that was made pursuant to and in compliance with the covenant described above under the caption “—Certain Covenants—Asset Sales”;

(5) any Investment the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent (which Investment, in the case of any Parent, is contributed to the common equity capital of the Issuer; provided that any such contribution shall be excluded from subclause (b) of the second clause (3) of the first paragraph of the covenant described under the caption “—Certain Covenants—Restricted Payments”);

(6) Hedging Obligations;

(7) Investments having, when taken together with all other Investments made pursuant to this clause (7) and outstanding on the date of such Investment, an aggregate fair market value (measured on the date that each such Investment was made and without giving effect to subsequent changes in value) not in excess of $22.5 million; provided that Investments pursuant to this clause (7) shall not, directly or indirectly, fund the repurchase, redemption or other acquisition or retirement for value of, or payment of dividends or distribution on, any Equity Interests of, or making any Investment in the holder of any Equity Interests in, any Parent;

(8) any Investment of the Issuer or any of its Restricted Subsidiaries existing on the date of the Indenture; and any extension, modification or renewal of any such Investment, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(9) loans or advances to employees in the ordinary course of business (including for the exercise of stock options) in an amount not to exceed $2.5 million outstanding at any time;

(10) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person, or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, other than the exclusive, long-term licensing of intellectual property that extends beyond April 1, 2019;

(12) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing customer contracts so long as the aggregate amount of all such Investments made after the Issue Date do not exceed $10.0 million; provided, however, that any returns on such Investments recovered by the Issuer or a Restricted Subsidiary shall be deemed to reduce the amount thereof for purposes of calculating compliance with the foregoing limit;

(13) Investments by the Issuer or a Restricted Subsidiary of the Issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction;

(14) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(15) Guarantees of Indebtedness incurred under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16) receivables owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances; and

(17) pledges or deposits that constitute Permitted Liens.

“Permitted Liens” means:

(1) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;

(2) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of

Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(3) Liens of the Issuer and its Restricted Subsidiaries existing on the Issue Date;

(4) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(5) Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety or appeal bonds, bid leases, performance bonds or other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(6) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and similar legislation, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

(8) Liens to secure Indebtedness of any Foreign Restricted Subsidiary permitted by clause (16) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets of such Foreign Restricted Subsidiary;

(9) Liens on assets of a Receivables Subsidiary arising in connection with a Qualified Receivables Transaction;

(10) Liens for taxes, assessments, governmental charges or claims that are not yet overdue by more than 30 days or are being contested in good faith by appropriate legal proceedings; provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(11) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet overdue by more than 30 days or being contested in good faith by appropriate legal proceedings; provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(12) easements, rights-of-way, municipal and zoning ordinances and similar charges, covenants, encumbrances, title defects, survey defects or other irregularities that do not materially interfere with the ordinary course of business of the Issuer or any of its Subsidiaries, taken as a whole;

(13) leases or subleases or licenses or sublicenses granted to others in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, taken as a whole;

(14) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or any of its Restricted Subsidiaries relating to such property or assets;

(15) Liens securing Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that (1) any such Liens on Notes Collateral shall rank junior in priority to the Liens on the Notes Collateral securing the Notes and (2) the holder of such Lien either (x) is subject to an intercreditor agreement consistent with the Intercreditor Agreement on the same basis as the ABL Secured Parties (as defined in the Intercreditor Agreement) or (y) is or agrees to become bound by the terms of the Intercreditor Agreement on the same basis as the ABL Secured Parties (as defined in the Intercreditor Agreement);

(16) Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases;

(17) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time (A) such Person becomes a Restricted Subsidiary of the Issuer or (B) such Person or such property is acquired by the Issuer or any Restricted Subsidiary; provided that such Liens do not extend to any other assets of the Issuer or any Restricted Subsidiary and such Lien secures only those obligations which it secures on the date of such acquisition (and extensions, renewals, refinancings and replacements thereof);

(18) Liens arising from the rendering of a final judgment or order against the Issuer or any Restricted Subsidiary that does not give rise to an Event of Default;

(19) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of import or customs duties in connection with the importation of goods;

(21) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business or otherwise permitted under the terms of the Lenders Debt, in each case securing Indebtedness under Hedging Obligations;

(22) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(23) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens in favor of the Issuer or any Guarantor;

(26) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by a Lien referred to in the foregoing clauses (1), (2), (3) and (25); provided however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, commitment amount of Indebtedness described under clauses (1), (2), (3) and (25) at the time the original Lien became a Permitted Lien under the Indenture, and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (C) the new Lien has no greater priority and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Notes and Holders thereof than the original Liens and the related Indebtedness;

(27) with respect to any leasehold interest where the Issuer or any Restricted Subsidiary is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(28) deposits made in the ordinary course of business to secure liability to insurance carriers;

(29) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of setoff, relating to the sale or purchase of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(30) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any non-majority-owned joint venture or similar arrangement pursuant to any joint venture or similar agreement permitted under the Indenture.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described in clauses (1) through (30) of this definition but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in clauses (1) through (30) above, the Issuer shall, in its sole discretion, classify (but not reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such item of Permitted Liens will be treated as having been incurred pursuant to only one of such clauses.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium and other amounts necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock Issuer, trust, unincorporated organization, limited liability Issuer or government or other entity.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Asset Acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Indenture, (ii) were actually implemented by the business that was the subject of any such Asset Acquisition within six months after the date of the Asset Acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that the Issuer reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an Officers’ Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the Issuer’s principal financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Public Equity Offering” means an offer and sale for cash of common stock (other than Disqualified Stock) of the Issuer or any Parent pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Issuer).

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness, owed to the Issuer or any Restricted Subsidiary of the Issuer in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreement, amounts paid to investors in respect of interest, principal and other amounts owning to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Issuer or by any Restricted Subsidiary of the Issuer pursuant to which the Issuer or any Restricted Subsidiary of the Issuer may sell, convey or otherwise transfer to a Receivables Subsidiary, any accounts receivable (whether now existing or arising in the future) of the Issuer or any Restricted Subsidiary of the Issuer and any asset related thereto, including, without limitation, all collateral securing such accounts receivable, and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization transaction involving accounts receivable.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors of the Issuer) which shall be substituted for S&P and Moody’s, or both, as the case may be.

“Receivables Subsidiary” means a Subsidiary of the Issuer (other than a Guarantor) that engages in no activities other than in connection with the financing of accounts receivables and that is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by the Issuer or any other Restricted Subsidiary of the Issuer (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Restricted Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Restricted Subsidiary of the Issuer, directly or indirectly, contingently or otherwise to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Issuer nor any other Restricted Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Issuer or such other Restricted Subsidiary of the Issuer than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Issuer nor any other Restricted Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve a certain level of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying, to the best of such officers’ knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes, dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers and any similar registration rights agreements with respect to any Additional Notes.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Required Secured Parties” means (i) initially, the holders of a majority in aggregate principal amount of the Notes and (ii) at such time as the aggregate principal amount of Other Pari Passu Lien Obligations outstanding shall exceed the aggregate principal amount of Notes outstanding, the holders of a majority in aggregate principal amount of such Other Pari Passu Lien Obligations.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise specified, a Restricted Subsidiary as used herein refers to a Restricted Subsidiary of the Issuer.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and any successor to the rating agency business thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Section 16 Officer” means any officer of the Issuer, its Parent or any Subsidiary of the Issuer that meets the definition of “officer” pursuant to Rule 16a-1(f) under the Exchange Act.

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments and related agreements (including any financing statements under the Uniform Commercial Code), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in any assets or property in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties as contemplated by the Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Restricted Subsidiary of the Issuer that are reasonably customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa–77bbbb) as in effect on the date of the Indenture.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Issuer and the Guarantors of the Indenture and the issuance of the Notes thereunder, (b) the repurchase and payment for all Existing Notes validly tendered (and not validly withdrawn) in accordance with the terms of the tender offer therefor and (c) the payment of related fees and expenses.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days (but not more than five business days) prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 1, 2015; provided, however, that if the period from the redemption date to April 1, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) is not a guarantor or does not otherwise directly or indirectly provide credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries at the time of such designation unless such Guarantee or credit support is released upon such designation.

As of the Issue Date, the Unrestricted Subsidiaries are Evonik Headwaters LLP, formed in the United Kingdom, HES Ethanol Holdings, LLC, a Utah limited liability company, Flexcrete Building Systems, LC, a Utah limited liability company, Headwaters Clean Carbon Services LLC, a Utah limited liability company, American Lignite Energy, LLC, a Delaware limited liability company, and Coal Creek Drying and Storage, LLC, a North Dakota limited liability company.

Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuer shall be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, controlled or held by such person or one or more Wholly Owned Subsidiaries of such person or by such Person and one or more Wholly Owned Subsidiaries of such person.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. Headwaters has agreed that, starting on the expiration date of the exchange offer and ending one hundred and eighty days after such date, it will make this prospectus available to any broker-dealer for use in connection with any such resale.

Headwaters will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, Headwaters will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. Headwaters will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences resulting from the exchange of outstanding notes for the exchange notes by a holder in the exchange offer. This discussion applies only to a holder of notes who holds such notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address holders of notes that may be subject to special rules. Holders that may be subject to special rules include, without limitation, United States expatriates, foreign persons, banks, thrifts or other financial institutions, regulated investment companies or real estate investment trusts, insurance companies, tax-exempt entities, S corporations, broker-dealers or dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, persons that hold the notes as part of a straddle, hedge, conversion or other risk reduction or constructive sale transaction and persons subject to the alternative minimum tax provisions of the Code. This summary does not discuss all of the aspects of United States federal income taxation that may be relevant to investors in light of their particular circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisors as to the tax consequences of the partnership owning and disposing of exchange notes.

This summary, insofar as it relates to United States federal income tax law and legal conclusions with respect thereto, represents the opinion of our counsel, Pillsbury Winthrop Shaw Pittman LLP, and is based upon the provisions of the Code, United States Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and administrative and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. Headwaters has not requested, nor does it plan to request, any rulings from the IRS concerning the tax consequences of the exchange of the outstanding notes for the exchange notes or the ownership or disposition of the exchange notes. The statements set forth below are not binding on the IRS or on any court.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF EXCHANGING THE OUTSTANDING NOTES FOR THE EXCHANGE NOTES.

The Exchange

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for United States federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for United States federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same United States federal income tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

LEGAL MATTERS

The validity of the exchange notes and the related guarantees offered hereby will be passed upon for Headwaters by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California, and New York, New York.

EXPERTS

The consolidated financial statements of Headwaters Incorporated as of September 30, 2009 and 2010, and for each of the two years in the period ended September 30, 2010, incorporated by reference into this prospectus, have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Headwaters Incorporated for the year ended September 30, 2008 appearing in Headwaters Incorporated’s Annual Report (Form 10-K) for the year ended December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HEADWATERS INCORPORATED

Offer to Exchange

$400,000,000 principal amount of 7 5/8 % Senior Secured Notes due 2019 of

Headwaters Incorporated, guaranteed by the wholly-owned domestic subsidiaries of

Headwaters Incorporated, which have been registered under the Securities Act of

1933, for any

and all 75/ 8% Senior Secured Notes due 2019 of Headwaters Incorporated,

guaranteed by the wholly-owned domestic subsidiaries of Headwaters Incorporated

PROSPECTUS

May 25, 2011